Exhibit 10.10

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TORRENT ENERGY HOLDINGS II, LLC

(A Delaware Limited Liability Company)

THE UNITS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. EXCEPT AS PROVIDED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGING MEMBER OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MANAGING MEMBER OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MANAGING MEMBER TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF UNITS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TORRENT ENERGY HOLDINGS II, LLC
(A Delaware Limited Liability Company)

i

5.4	Tax Distributions	13
5.5	Reserved	14
5.6	Other Distribution Provisions	14
5.7	Allocations of Profits and Losses and other Items	14
5.8	Income Tax Allocations	16
5.9	Other Allocation Rules	17
5.10	Capital Accounts	17

ARTICLE 6 TRANSFERS OF UNITS		18
6.1	Transfer Restriction	18
6.2	Permitted Transfers	19
6.3	Reserved	20
6.4	Drag-Along Right	20
6.5	Reserved	24
6.6	Reserved	24
6.7	Call Right and Forfeiture Provisions	24
6.8	Marital Dissolution or Legal Separation	26
6.9	Specific Performance	28
6.10	Termination Following Public Offering	28
6.11	Substitute Member	28
6.12	Assignee’s Rights	28
6.13	Tax Matters	29
6.14	Ranger Reorganization	29

ARTICLE 7 MANAGEMENT		30
7.1	Management Under Direction of the Managing Member	30
7.2	Managing Member	30
7.3	Waiver of Managing Members’ Fiduciary Duties	31
7.4	Officers	31
7.5	Members	32
7.6	Acknowledgement and Release	32
7.7	Outside Businesses and Opportunities	33
7.8	Restrictive Covenants	33

ARTICLE 8 LIMITATION OF LIABILITY AND INDEMNIFICATION		36
8.1	Limitation of Liability and Indemnification	36
8.2	Insurance	40

ARTICLE 9 BOOKS AND ACCOUNTS		40
9.1	Records	40
9.2	Tax Partnership	40
9.3	Reserved	40
9.4	Tax Returns and Other Elections	40
9.5	Bank Accounts	41
9.6	Tax Matters Member	41

ii

ARTICLE 10 DISSOLUTION AND WINDING UP		43
10.1	Dissolution	43
10.2	Winding-Up and Termination	43
10.3	Certificate of Cancellation	45

ARTICLE 11 MISCELLANEOUS PROVISIONS		45
11.1	Notices	45
11.2	Amendment or Restatement; Power of Attorney	46
11.3	Application of Delaware Law; Dallas County Venue	47
11.4	Waiver of Certain Rights	47
11.5	Binding Effect	47
11.6	No Third-Party Beneficiary	47
11.7	Sole and Absolute Discretion	48
11.8	Title to Company Property	48
11.9	Severability	48
11.10	Entire Agreement	48
11.11	Effect of Waiver or Consent	48
11.12	Limitation of Liability	49
11.13	Further Assurances	49
11.14	Counterparts	49
11.15	Termination of Employment Arrangements	49
11.16	No Presumption	50
11.17	Directly or Indirectly	50
11.18	Member Expenses	50
11.19	Accredited Investor	50

Attachments:	Exhibit A:	Definitions
	Exhibit B:	Principal Office, Registered Agent, Registered Office and the Managing Member
	Exhibit C:	Spousal Agreement
	Exhibit D:	Form of Assignment
	Exhibit E	Form of Adoption Agreement

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TORRENT ENERGY HOLDINGS II, LLC
(A Delaware Limited Liability Company)

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated [•], 2017, is hereby duly adopted as the amended and restated limited liability company agreement of Torrent Energy Holdings II, LLC, a Delaware limited liability company, by the undersigned.

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company by filing on [•], 2017 a Certificate of Formation under and pursuant to the Act (such Certificate of Formation, as amended or restated from time to time in accordance with this Agreement, is referred to herein as the “Certificate”); and

WHEREAS, immediately prior to the effective date of this Agreement, the Company was governed by that certain Limited Liability Company Agreement of the Company dated [•], 2017 (the “Prior Agreement”); and

WHEREAS, immediately prior to the Ranger Reorganization, CSL Energy Holdings I, LLC, a Delaware limited liability company (“Offshore Fund I”) and each holder of Class B Units in Torrent Energy Holdings, LLC, a Delaware limited liability company (“TES Holdings I”), (the “TES Carried Interest Holders”), held units in TES Holdings I, which were governed by that certain Limited Liability Company Agreement of TES Holdings I dated May 17, 2016 (the “TES Holdings I LLC Agreement”);  and

WHEREAS, the Company, Ranger Energy Holdings, Inc., a Delaware corporation (“PubCo”), TES Holdings I and their related companies wish to engage in an initial public offering (the “Ranger IPO”), which will be effected using an “Up-C” structure that entails, among other things, offering shares of Class A common stock, par value $0.01 per share, of PubCo; and

WHEREAS, the Company was formed in order to facilitate the series of restructuring transactions (the “Ranger Reorganization”) described in the Master Reorganization Agreement that will occur immediately prior to the Ranger IPO; and

WHEREAS, in connection with the Ranger Reorganization (i) Offshore Fund I will be issued Class A-1 Units and Class D Units in the Company that correspond to its Class A-1 Units and Class D Units in TES Holdings I that are to be redeemed, and (ii) each TES Carried Interest Holder will be issued Class B Units in the Company that correspond to such Person’s Class B Units in TES Holdings I that are to be redeemed; and

WHEREAS, immediately following the Ranger Reorganization, the Class A-1 Units, Class B Units and Class D Units described in the foregoing paragraph shall be the only outstanding Units of the Company; and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in its entirety and, in connection therewith, desire to facilitate the Ranger IPO and authorize the Ranger Reorganization as set forth herein and to agree upon various other matters relating to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Prior Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE 1

DEFINITIONS

1.1                               Definitions

. In addition to terms defined in the body of this Agreement, capitalized terms used herein shall have the meanings given to them in Exhibit A.

1.2                               Construction

. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to articles and sections of this Agreement; (c) references to Exhibits and Schedules are to exhibits and schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes; (d) references to money refer to legal currency of the United States of America; (e) the word “including” means “including without limitation;” (f) references to Laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; and (g) references to “employment with the Company” and “employment with or services to the Company” shall be construed as meaning “continual employment with the Company and its Subsidiaries, TES Holdings I and its subsidiaries or any of the Ranger IPO Entities”  and “continual employment with or providing services as a manager of, or consultant to, the Company and its Subsidiaries, TES Holdings I and its subsidiaries or any of the Ranger IPO Entities,” respectively.

ARTICLE 2

ORGANIZATION

2.1                               Name and Continuation

. The name of the Company is “Torrent Energy Holdings II, LLC”. All business of the Company must be conducted in that name or in one or more other names that comply with applicable Law and that are selected by the Managing Member from time to time. The Company was formed as a limited liability company upon the issuance of the Certificate to the Company from the Secretary of State of the State of Delaware, pursuant to the Act.

2.2                               Principal Place of Business

. The principal office and place of business of the Company are set forth on Exhibit B. The Company may locate its place of business and principal office at any other place or places in the United States of America as the Managing Member may from time to time deem necessary or advisable.

2.3                               Registered Office and Agent

. The registered office and registered agent of the Company shall be the registered office and registered agent named in the Certificate and set forth on Exhibit B. The Company may change the registered office and registered agent as the Managing Member may from time to time deem necessary or advisable.

2.4                               Duration

. The period of duration of the Company is perpetual from the date the Certificate was filed with the Secretary of State of the State of Delaware, unless the Company is earlier terminated in accordance with either the provisions of this Agreement or the Act.

2.5                               Purposes and Powers

. The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act; provided, however, the Company’s primary activities shall include (a) engaging, directly or indirectly, in the Business; and (b) engaging, directly or indirectly, in such other activities incidental or ancillary thereto as the Managing Member deems necessary or advisable, all upon the terms and conditions set forth in the Certificate and this Agreement.

2.6                               Foreign Qualification

. The Managing Member shall cause the Company to comply, to the extent legally possible, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in the United States of America in which the Company conducts business. To the extent required by Law or as the Managing Member determines is otherwise advisable, the Managing Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in the United States of America in all jurisdictions in which the Company conducts business.

2.7                               No State-Law Partnership

. The Managing Member and the Members intend that (a) the Company not be a partnership (including a limited partnership) or joint venture, for any purposes other than federal and state tax purposes; (b) neither the Managing Member nor any Member be a partner or joint venturer of the Managing Member or any other Member, as applicable, for any purposes other than federal and state tax purposes; and (c) this Agreement may not be construed to suggest otherwise. This Section 2.7 does not prohibit the Managing Member or any Member, in such Person’s individual or independent capacity, from being associated with the Managing Member or another Member in another Entity.

2.8                               Title to Company Assets

. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be vested in the Company as an entity, and no Member, Officer or Employee or the Managing Member, shall have any ownership interest in the Company’s assets or any portion thereof. Each Member hereby waives any right such Member may at any time have to cause the Company’s assets to be partitioned among the Members or to file any complaint or to institute any proceeding at or in equity seeking to have any one or all of the Company’s assets partitioned.

ARTICLE 3

MEMBERS AND UNITS

3.1                               Members

. The sole member as of the date hereof is Offshore Fund I. The Members are recorded on the books and records of the Company (the “Member Schedule”), and the Company and the Managing Member shall have authority to amend the Member Schedule to reflect changes in the ownership pursuant to the terms of this Agreement.

3.2                               Representations of the Members

. Each Member executing this Agreement on the date hereof represents and warrants to the Company and each other Member that (a) if an Entity, it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation; (b) it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by and consents of the board of directors, managers, trustees, equity owners or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and (d) it (i) has been furnished with such information about the Company and the Units as that Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Units herein, (iii) has adequate means of providing for its current financial needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) the Units issued to such Member are being acquired and shall be held solely for investment purposes and not with a view to distribution and (vi) such Member is an Accredited Investor.

3.3                               Additional Members

. In addition to the Persons listed in the Member Schedule, the following Persons shall be deemed to be Members and shall be admitted as Members without any further action by the Company, the Managing Member or any Member: (a) any Person to whom Units are Transferred by a Member so long as such Transfer is made in compliance with this Agreement; and (b) any Person to whom the Company issues Units after the date hereof in compliance with this Agreement after approval of the Managing Member and after such Person executes an Adoption Agreement and any other agreements and instruments in form and substance as the Managing Member may require. Notwithstanding the foregoing, it is hereby expressly approved and contemplated that in connection with the Ranger Reorganization (i) Offshore Fund I shall be issued Class A-1 Units and Class D Units in accordance with the Master Reorganization Agreement and admitted as a Class A-1 Member and a Class D Member, (ii)  all Membership Interests in the Company held by Offshore Fund I as of the effective date of this Agreement shall be immediately and automatically cancelled without any action of Offshore Fund I, and (ii) each TES Carried Interest Holder shall be admitted as a Class B Member upon such Person’s delivery of an Adoption Agreement, Award Agreement(s) substantially in the form of such Person’s corresponding agreement(s) with TES Holdings I and, in the case of a natural person, upon the spouse of such Person executing a Spousal Agreement. Until a Person who is not a Member as of the date of this Agreement becomes a Member in accordance with the provisions of this Section 3.3, it shall not be entitled to any of the rights (including voting rights) granted to a Member hereunder or under the Act, other than the right to receive the share of distributions, allocations to his/its Capital Account, and any other items attributable to a Member’s Units to which such Person would otherwise be entitled.

3.4                               Units

.

(a)                                 Units. The Units of each Member are set forth opposite such Member’s respective name on the Member Schedule. The Membership Interests are divided into three (3) classes referred to herein as “Class A-1 Interests,” “Class B Interests” and “Class D Interests”. The Class A-1 Interests shall be evidenced by “Class A-1 Units,” the Class B Interests shall be evidenced by “Class B Units” and the Class D Interests shall be evidenced by “Class D Units”.

(b)                                 Certificates. The Units will not be certificated unless the Managing Member determines otherwise. Certificates in the form determined by the Managing Member may be delivered representing all Membership Interests to which Members are entitled. If issued, such certificates shall be consecutively numbered, and shall be entered in the books of the Company as they are issued. Each certificate shall state on the face thereof the holder’s name, the Membership Interest represented thereby and such other matters as may be required by applicable Laws. Each certificate shall be signed by the Managing Member or at least two (2) Officers designated by the Managing Member to sign certificates on behalf of the Company and may be sealed with the seal of the Company (if any) or a facsimile thereof if adopted. The signature of the Managing Member or any applicable Officer upon the certificates may be a facsimile. Subject to Article 6, upon surrender to the Company or the transfer agent of the

Company of a certificate for Membership Interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company to issue a new certificate to the Person entitled thereto, cancel the old certificate and record the transaction upon its books and records.

(c)                                  Fractional Units. Any fractional Units that would otherwise be issued pursuant to this Agreement shall be rounded to the nearest whole Unit (with any one-half Unit being rounded up).

(d)                                 Issuance of Additional Units; Additional Members. The Company is authorized to issue the number of Class A-1 Units and Class D Units contemplated by the Master Reorganization Agreement.. Additional Persons shall be admitted only if they have executed an Adoption Agreement or as otherwise provided herein.

3.5                               Equity Incentive Plan

.

(a)                                 Issuance of Class B Units. The Company is authorized to issue the number of Class B Units contemplated by the Master Reorganization Agreement. The Class B Units are intended to be “profits interests” from a U.S. federal income tax perspective and will be assigned a Hurdle Amount upon issuance, which in the case of the Class B Units issued to TES Carried Interest Holders in connection with the Ranger Reorganization shall equal the Hurdle Amount (as defined in the TES Holdings I LLC Agreement) for the corresponding Class B Units of TES Holdings I that are to be redeemed in connection with the Ranger Reorganization.

(b)                                 Vesting. The Class B Units issued pursuant to this Section 3.5 shall vest and be subject to forfeiture in accordance with a Class B Member’s Award Agreement and pursuant to this Agreement. To the extent that any terms of an Award Agreement conflict with the terms of this Agreement, the terms of the Award Agreement shall govern. The Managing Member is authorized to create terms for vesting and forfeiture of Class B Units in the Award Agreement governing such Class B Units, and such terms may vary for each Class B Member.

(c)                                  Forfeiture. A Class B Member’s Class B Units may be subject to forfeiture to the Company for no consideration as set forth in that Class B Member’s Award Agreement and as set forth in this Agreement.

(d)                                 Non-Transferability. Except as set forth in Section 6.1(b), Class B Units held by a Member may not be Transferred or otherwise disposed of in any way (whether by operation of Law or otherwise).

(e)                                  Voting. Except as otherwise required by applicable Law or in this Agreement in Section 3.4(d) or Section 11.2 or as otherwise expressly stated herein, the Class B Units shall have no voting or approval rights under this Agreement.

(f)                                   Tax Consequences. EACH CLASS B MEMBER SHALL BE SOLELY RESPONSIBLE FOR DETERMINING THE TAX CONSEQUENCES OF ANY ISSUANCE OF CLASS B UNITS UNDER THIS AGREEMENT TO SUCH MEMBER, INCLUDING (i) THE ADVISABILITY, AVAILABILITY, METHOD, AND TIMING FOR FILING AN ELECTION TO INCLUDE INCOME ARISING FROM SUCH ISSUANCE IN SUCH MEMBER’S GROSS INCOME UNDER CODE SECTION 83(B), THE TAX CONSEQUENCES OF SUCH ELECTION, AND THE PROVISION OF WRITTEN NOTICE TO THE COMPANY OF SUCH ELECTION IN ACCORDANCE WITH THE REGULATIONS PROMULGATED UNDER CODE SECTION 83(B) AND (ii) THE SAFE HARBOR PROVISIONS REGARDING TRANSFER LIMITATIONS OF A PROPERTY INTEREST DURING THE FIRST TWO (2) YEARS OF OWNERSHIP, AS DISCUSSED IN REV. PROC. 93-27, 1993-C.B. 343.

3.6                               No Other Persons Deemed Members

. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an Assignee of rights with respect to Membership Interests or a transferee of Membership Interests, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Company’s records as a Member or Assignee, or to its legal representatives, shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

3.7                               No Resignation or Expulsion

. A Member may not take any action to Resign voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as a result of a permitted Transfer of all of such Member’s Membership Interests in accordance with Article 6 and each of the transferees of such Membership Interests being admitted as a Substitute Member. A Member will cease to be a Member only in the manner described in Article 6 or upon forfeiture of all Units owned by such Member.

3.8                               Lack of Authority

. Other than the voting rights granted under this Agreement and in mandatory provisions of the Act, no Member (unless that Member is also the Managing Member or an Officer and is acting in that capacity pursuant hereto) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

3.9                               No Liability of Members

. Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally (a) for any debts, liabilities, contracts or other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member; or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of Section 18-502(b) of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, that obligation shall be the obligation of that Member and not of any other Person.

3.10                        Spouses of Members

. Spouses of any Members that are natural persons do not become Members as a result of such marital relationship. Each spouse of a Member that is a natural person shall be required to execute a Spousal Agreement in the form of Exhibit C (“Spousal Agreement”) to evidence his or her agreement and consent to be bound by the terms and conditions of this Agreement, including Section 6.8, and each other relevant Transaction Document that has been or will be executed by such Member or is otherwise binding on such Member, including any applicable Award

Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in the Membership Interests owned by such Member, subject to any exclusions provided therein.

3.11                        Confidentiality

. Upon execution of this Agreement, the Company agrees to provide each Member with Confidential Information. Each Member will keep confidential and will not disclose, divulge or use (other than for Company business or, in the case of a Class A-1 Member, that Class A-1 Member’s fund raising efforts, investor relations and portfolio company management and oversight responsibilities) any Confidential Information except for disclosures (a) compelled by Law or required or requested by subpoena or request from a court, regulator or a stock exchange (but the Member shall (provided such is legally permitted) notify the Company or the Member affected by such disclosure, as applicable, promptly of any request for that information before disclosing it if practicable); (b) to Representatives of the Member (provided that each Representative is informed of the confidential nature of such information, and that the disclosing Member remains liable for any breach of this provision by its Representatives); (c) of information that a Member can prove that it received such information from a source or otherwise developed independent of the Company prior to the date hereof; (d) to any Person to which such Member Transfers or offers to Transfer any of its Units in compliance with this Agreement so long as the Transferring party first obtains a confidentiality agreement from the proposed transferee, in which such party agrees to keep such Confidential Information confidential and not use such information for any purpose other than evaluating the potential acquisition of Units, or for Permitted Transfers, in a form reasonably acceptable to the Company; (e) of information in connection with litigation against the Company or any Member to which the disclosing Member is a party (but the Member shall notify the Company or the Member affected by such disclosure, as applicable, as promptly as practicable prior to making such disclosure, if practicable, and shall disclose only that portion of such information required to be disclosed); (f) to a Member’s direct or indirect investors and potential investors provided that such investors and potential investors have agreed to keep such information confidential; (g) permitted by the Company or Member affected by such disclosure, as applicable or (h) as necessary in the ordinary course of the Company’s business in connection with performing such Member’s duties as the Managing Member or an Officer of the Company. The Members agree that breach of the provisions of this Section 3.11 may cause irreparable injury to the Company or the other Members for which monetary damages (or other remedy at Law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions; and (ii) the uniqueness of the Company’s and each other Member’s business and the confidential nature of the information described in this Section 3.11. Accordingly, the Members agree that the provisions of this Section 3.11 may be enforced by specific performance.

3.12                        Member Dissociation

. The Bankruptcy or dissolution of a Member (unless all of the Member’s Membership Interests upon dissolution are Transferred to Permitted Transferees) (a) will cause such Member to be an Assignee of the Company (a “Dissociated Member”), (b) will not cause a dissolution of the Company, (c) will terminate such Member’s status, if any, as the Managing Member of the

Company, and (d) will give rise to the Special Purchase Rights as further described in Section 6.8 below.

ARTICLE 4

CAPITALIZATION

4.1                               Capital Contributions

.

(a)                                 Offshore Fund I is deemed to have made a Capital Contribution in exchange for all of the Company’s outstanding Membership Interest prior to the effective date of this Agreement, and such Membership Interest shall be cancelled concurrently with the Unit issuances contemplated in Section 6.14 without any action of Offshore Fund I. The Company is authorized to issue the number of Class A-1 Units and Class D Units contemplated by the Master Reorganization Agreement..

(b)                                 If at any time the Managing Member determines that the Company has insufficient funds to carry out the purposes of the Company, the Managing Member may request that the Members make additional Capital Contributions; provided, however, no Member shall be required to make any additional Capital Contributions without the unanimous consent of the Members and the Managing Member.

(c)                                  No Member shall be paid interest on any Capital Contribution.

4.2                               Return of Capital Contributions

. A Member is not entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its Capital Account or its Capital Contribution. An unpaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contribution.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1                               Distributions Generally

.

(a)                                 Distributions. Available Cash and other property shall be distributed to the Members solely at such times and in such amounts as the Managing Member shall determine and approve from time to time. Subject to the remaining provisions of this Article 5, at any such time, amounts declared by the Managing Member to be distributable shall be distributed to the Members in accordance with Section 5.2.

(b)                                 Record Holders. All distributions made under Section 5.2 shall be made to the holders of record of the applicable Units on the record date established by the Managing Member or, in the absence of any such record date, to the holders of the applicable Units on the date of the distribution.

(c)                                  In Kind. Notwithstanding anything to the contrary in this Agreement, the Managing Member may authorize the Company to distribute any property in kind to any Member.

(d)                                 Withholding. The Company is authorized to deduct or withhold from distributions to the holders of Units and to pay over to any federal, state, local or foreign taxing authority any amounts required to be so deducted or withheld pursuant to the Code or any provisions of applicable Law. For all purposes under this Agreement, any amount so deducted or withheld shall be treated as actually distributed to the holder with respect to which such amount was withheld.

5.2                               Distributions of Available Cash

. The Company shall distribute, upon the approval of the Managing Member, Available Cash to the Members in accordance with this Section 5.2, subject to the limitations and reallocation provisions set forth in Section 5.3. Each amount to be distributed pursuant to this Section 5.2, subject to the limitations and reallocation provisions set forth in Section 5.3, shall be made to the Members in the following proportions:

(a)                                 First, to the Class D Members, pro rata in accordance with their Class D Percentage Interests, until the Class D Members have received an aggregate amount of distributions equal to the Class D Payout; and

(b)                                 Thereafter, to the Class A-1 Members and Class B Members, to be divided among them pursuant to the A-1 and B Agreed Distribution Allocations.

(c)                                  For purposes hereof, “Class D Payout” means:

(i)                                     if achieved before the May 17, 2018, the product of (A) the aggregate Capital Contributions made by such Class D Members with respect to their Class D Units and (B) 1.5; and

(ii)                                  if not achieved pursuant to clause (i) above, the product of (A) the aggregate Capital Contributions made by such Class D Members with respect to their Class D Units and (B) 2.0.

(d)                                 “A-1 and B Agreed Distribution Allocations” means:

(i)                                     First, one hundred percent (100%) to the Class A-1 Members Pro Rata based on their relative Capital Contributions, until each Class A-1 Member’s Capital Return Account equals zero;

(ii)                                  Second, after distributions are made under clause (i) above, one hundred percent (100%) to the Class A-1 Members Pro Rata based on their relative Capital Contributions, until each Class A-1 Member’s Preferred Return Account equals zero;

(iii)                               Third, after distributions are made under clauses (i) and (ii) above, until the Class A-1 Members have received an aggregate amount of distributions (not inclusive of any tax distributions under Section 5.4) equal to the product of (A) the aggregate Capital Contributions made by such Class A-1 Members and (B) 1.75, (x) eighty four percent (84%) to the Class A-1 Members Pro Rata based on their relative Class A-1 Percentage Interests, and (y) sixteen percent (16%) to the Class B Members Pro Rata based on their relative Class B Percentage Interests;

(iv)                              Fourth, after distributions are made under clauses (i), (ii) and (iii) above, until the Class A-1 Members have received an aggregate amount of distributions (not inclusive of any tax distributions under Section 5.4) equal to the product of (A) the aggregate Capital Contributions made by such Class A-1 Members and (B) 2.75, (x) seventy four percent (74%) to the Class A-1 Members Pro Rata based on their relative Class A-1 Percentage Interests, and (y) twenty six percent (26%) to the Class B Members Pro Rata based on their relative Class B Percentage Interests;

(v)                                 Fifth, after distributions are made under clauses (i), (ii), (iii) and (iv) above, until the Class A-1 Members have received an aggregate amount of distributions (not inclusive of any tax distributions under Section 5.4) equal to the product of (A) the aggregate Capital Contributions made by such Class A-1 Members and (B) 3.5, (x) sixty nine percent (69%) to the Class A-1 Members Pro Rata based on their relative Class A-1 Percentage Interests, and (y) thirty one percent (31%) to the Class B Members Pro Rata based on their relative Class B Percentage Interests; and

(vi)                              Sixth, after distributions are made under clauses (i), (ii), (iii), (iv) and (v) above, thereafter, (A) sixty four percent (64%) to the Class A-1 Members Pro Rata based on their relative Class A-1 Percentage Interests, and (B) thirty six percent (36%) to the Class B Members Pro Rata based on their relative Class B Percentage Interests.

5.3                               Limitations and Catch-up Provisions on Distributions to Class B Units

.

(a)                                 Limitations Due to Hurdle Amount. Notwithstanding anything to the contrary in this Agreement, no Class B Member may participate in any distributions pursuant to Section 5.2 or otherwise with respect to any Class B Unit held by such Member until the Hurdle Amount listed on the Award Agreement or Member Schedule for such Member’s Class B Unit has been achieved.

(b)                                 Catch-up on Distributions With Respect to Unvested Class B Units. Notwithstanding anything to the contrary in this Agreement, no distributions (except for tax distributions pursuant to Section 5.4) shall be made with respect to any Class B Units that have not vested in accordance with the Award Agreement between the Company and the Class B Member owning such Class B Units. Distributions with respect to unvested Class B Units that any Class B Member would otherwise be entitled to receive pursuant to the provisions of Sections 5.2(d)(iii), 5.2(d)(iv) 5.2(d)(v) and 5.2(d)(vi) shall be withheld, without interest, by the Company pending the vesting or forfeiture of such unvested Class B Units pursuant to such Member’s Award Agreement and applicable provisions of this Agreement. The Company shall, from time to time as such Class B Units vest, remit to the Class B Member promptly following the vesting of such Class B Units an amount withheld pursuant to this Section 5.3(b) equal to the amount such Class B Member would have been entitled to receive pursuant to Sections 5.2(d)(iii), 5.2(d)(iv), 5.2(d)(v) and/or 5.2(d)(vi) as if such Class B Units been vested at the time of the Company’s distribution. By way of illustration only, if a Class B Member were 50% vested pursuant to his or her Award Agreement at the time of a Company distribution pursuant Sections 5.2(d)(iii), 5.2(d)(iv), 5.2(d)(v) and/or 5.2(d)(vi), following the vesting of one-half (1/2) of such Class B Member’s remaining unvested Class B Units, the Company shall promptly remit one-half (1/2) of the amount of such distribution withheld which such Class B Member would otherwise have received pursuant to Sections 5.2(d)(iii), 5.2(d)(iv), 5.2(d)(v) and/or 5.2(d)(vi). In the event of forfeiture of any Class B Member’s unvested Class B Units pursuant to his or her Award Agreement, any amounts withheld by the Company with respect to such unvested Class B Units that become forfeited shall be reallocated and promptly distributed to the other Class B Members Pro Rata in accordance with their relative Class B Percentage Interests, subject again to the provisions of this Section 5.3(b) with respect to any unvested Class B Units.

5.4                               Tax Distributions

. Notwithstanding anything to the contrary in Section 5.2, except in connection with a Drag-Along Transaction or Liquidation Event, at such times as determined by the Managing Member, but no less frequently than annually, the Company shall distribute from Available Cash, if any, to each Member an amount equal to such Member’s Maximum Tax Liability, if any provided, however, that current income allocated to each Member shall be offset by prior losses allocated to such Member by the Company or by TES Holdings I prior to the Ranger Reorganization, but only to the extent attributable to Class A-1 Units, Class B Units or Class D Units redeemed pursuant to the Master Reorganization Agreement. Neither the Company nor the Managing Member shall have any liability to any Member for penalties arising from non-payment or incorrect estimates of that Member’s estimated tax payments or incorrect estimates of the portion of allocable income attributable to capital assets sales rather than operations. If sufficient Available Cash is not available, as determined by the Managing Member, to distribute to each Member the full amount of that Member’s Maximum Tax Liability for the period, the amount available for distribution under this Section 5.4 shall be distributed to the Members in proportion to each Member’s Maximum Tax Liability. Any distributions made pursuant to this Section 5.4 to a Member shall not be treated as an advance payment of, and shall not reduce by a like amount, the amounts otherwise distributable to that Member pursuant to Section 5.2 and Section 10.2. Notwithstanding the foregoing or anything to the contrary in this Section 5.4 or elsewhere in this Agreement, it is expressly agreed that tax distributions of the Maximum Tax Liability or otherwise shall not be made to any Member in connection with a Drag-Along Transaction or Liquidation Event.

5.5                               Reserved

.

5.6                               Other Distribution Provisions

. Notwithstanding anything to the contrary in Sections 5.1, 5.2, 5.3 or 5.4, no distribution shall be declared and paid unless, (i) after the distribution is made, the fair value of the Company’s assets is at least equal to all of the Company’s liabilities; or (ii) the distribution or payment would not cause the Company to be in violation of any material agreement binding on the Company.

5.7                               Allocations of Profits and Losses and other Items

.

(a)                                 Profit and Loss Allocations. Profit and Loss shall be allocated among the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of that taxable period to equal the excess (which may be negative) of:

(i)                                     the hypothetical distribution (if any) that Member would receive if, on the last day of the taxable period, (A) all Company assets, including cash, were sold for cash equal to their Book Values, taking into account any adjustments thereto for that taxable period and all amounts that any Member would then be obligated to contribute to the Company were so contributed; (B) all Company liabilities were satisfied in full according to their terms (limited, with respect to each nonrecourse liability of the Company, to the Book Values of the assets securing that liability if such Book Value is less than that nonrecourse liability); (C) the net proceeds of that sale (after satisfaction of those liabilities) were distributed in full pursuant to Section 5.2 (ignoring any obligations to withhold distributions due to vesting requirements and treating that hypothetical liquidation as resulting in a Liquidation Event); and (D) all Class B Units were fully vested, over

(ii)                                  the sum of (A) the amount, if any, which that Member would be obligated to contribute to the capital of the Company immediately after that hypothetical sale; (B) that Member’s share of Minimum Gain (if any) as computed immediately prior to that hypothetical sale; and (C) that Member’s share of Member Nonrecourse Debt Minimum Gain (if any), as computed immediately prior to that hypothetical sale.

(b)                                 Special Allocations. Notwithstanding any other provisions of this Section 5.7, the following special allocations shall be made for each taxable period in the following order of priority:

(i)                                     If there is a net decrease in Minimum Gain during any taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 5.7(b)(i), each Member’s Capital Account shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.7(b)

with respect to that taxable period. This Section 5.7(b)(i) is intended to comply with the partnership minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain attributable to that Member Nonrecourse Debt at the beginning of that taxable period shall be allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 5.7(b)(ii), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.7(b), other than Section 5.7(b)(i), with respect to that taxable period. This Section 5.7(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)                               In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in that Member’s Adjusted Capital Account created by those adjustments, allocations or distributions as quickly as possible; provided, however, an allocation pursuant to this Section 5.7(b)(iii) shall be made only if and to the extent that the Member would have such a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 5.7(b) have been tentatively made as if this Section 5.7(b)(iii) were not in this Agreement.

(iv)                              In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable period, that Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, an allocation pursuant to this Section 5.7(b)(iv) shall be made only if and to the extent that any such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.7 have been tentatively made as if Section 5.7(b)(iii) and this Section 5.7(b)(iv) were not in this Agreement.

(v)                                 Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their positive Capital Account balances.

(vi)                              Member Nonrecourse Deductions for any taxable period shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among those Members in accordance with the ratios in which they share that Economic Risk of Loss.

(vii)                           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of that Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and that item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

(viii)                        In the event Units are issued to a Person and the issuance of such Units results in items of income or deduction to the Company, such items of income or deduction shall be allocated to the Members in proportion to the positive balances in their Capital Accounts immediately before the issuance of such Units.

(c)                                  Curative Allocation. The allocations set forth in Section 5.7(b) (other than Section 5.7(b)(viii)) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.7(c). Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing Member shall make any such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance that Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 5.7(c), the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

5.8                               Income Tax Allocations

.

(a)                                 In General. Except as provided in this Section 5.8, the taxable income or loss of the Company (and items thereof) for any taxable year shall be allocated among the Members to the maximum extent possible in the same manner as the corresponding items (if any) are allocated among the Members for purposes of maintaining their Capital Accounts.

(b)                                 Section 704(c) Items. In accordance with Code Section 704(c), the Treasury Regulations thereunder, and the portions of the Treasury Regulations under Code Section 704(b) that apply the principles of Code Section 704(c), income and deductions with respect to any property the Book Value of which differs from its adjusted tax basis shall, solely for federal income tax purposes, be allocated among the Members in a manner to take into account any variation between the adjusted tax basis of that property to the Company and that book value. In making such allocations, the Managing Member shall use such method or methods as it determines to be reasonable in accordance with applicable Treasury Regulations.

(c)                                  Noncompensatory Warrant or Option. If, as a result of an exercise of a noncompensatory warrant or option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(d)                                 Recapture. Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable law.

5.9                               Other Allocation Rules

. All items of income, gain, loss, deduction and credit allocable to Units that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Units, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder. If any Units are Transferred or redeemed in compliance with the provisions of this Agreement, all distributions with respect to which the record date is before the date of that Transfer or redemption shall be made to the Transferring Member, and all distributions with respect to which the record date is after the date of that Transfer, in the case of a Transfer other than a redemption, shall be made to the transferee.

5.10                        Capital Accounts

.

(a)                                 Calculation and Maintenance. A separate capital account (a “Capital Account”) will be maintained for each Member. Each Member’s Capital Account will be increased by: (i) the amount of money contributed by that Member to the Company; (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(c)); and (iii) allocations to that Member of Profits and other items of income and gain in accordance with the allocation provisions of this Agreement; provided that the initial Capital Account of each Member shall equal the Capital Account (as defined in the TES Holdings I LLC Agreement) attributable to such Member’s corresponding interest in TES Holdings I as determined immediately prior to the distribution of property by TES Holdings I in connection with the Ranger Reorganization, which, for the avoidance of doubt, shall take into account the revaluation of TES Holdings I property pursuant to the TES Holdings I LLC Agreement. Each Member’s Capital Account will be decreased by: (A) the amount of money distributed to that Member by the Company; (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that Member is considered to assume or take subject to as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(c)); and (C) allocations to that Member of

Losses and other items of deduction and loss in accordance with the allocation provisions of this Agreement. The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to clause (b) of the definition of Book Value.

(b)                                 Transfers. In the event of a permitted sale or exchange of a Membership Interest, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(c)                                  Compliance. The manner in which Capital Accounts are to be maintained pursuant to this Section 5.10 is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If the Managing Member determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 5.10 should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 5.10, the method in which Capital Accounts are maintained shall be so modified; provided, however, any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members as set forth in this Agreement.

ARTICLE 6

TRANSFERS OF UNITS

6.1                               Transfer Restriction

.

(a)                                 In General.

(i)                                     All Transfers of Membership Interests require the approval of the Managing Member; provided, however, that no Managing Member or Member consent shall be required for a Permitted Transfer by a Member to a Permitted Transferee, provided that the Permitted Transferee and Transferring Member (or such Transferring Member’s estate, administrator, executor or representative) executes and delivers an Adoption Agreement in in the form attached hereto as Exhibit E, unless the Permitted Transferee is the Company in which case no Adoption Agreement shall be required.

(ii)                                  Transfers of Membership Interests otherwise permitted or required by this Agreement may only be made in compliance with applicable foreign, U.S. federal and state securities Laws, including the Securities Act and the rules and regulations thereunder, and the Act.

(iii)                               For so long as the Company is a partnership for U.S. federal income tax purposes, in no event may any Transfer of any Membership Interests by any Member be made if that Transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Code Section 7704 or if that Transfer would otherwise result in the Company being treated as a “publicly traded partnership,” as that term is defined in Code Section 7704(b) and the regulations promulgated thereunder.

(iv)                              After giving effect thereto, such Transfer would not otherwise terminate the Company for the purposes of Code Section 708 (unless otherwise waived by the Managing Member) or cause the Company to be classified as other than a partnership for U.S. federal income tax purposes.

(v)                                 Transfers of Membership Interests may only be made in strict compliance with all applicable provisions of this Agreement, and any purported Transfer of Membership Interests that does not comply with all applicable provisions of this Agreement shall be null and void and of no force or effect (unless such Transfer is stated in this Agreement as causing such Transfer to result in the transferee being treated as an Assignee), and the Company shall not recognize or be bound by any such purported Transfer and shall not effect any such purported Transfer on the transfer books of the Company or Capital Accounts of the Members (except for Assignees). The Members agree that the restrictions contained in this Article 6 are fair and reasonable and in the best interests of the Company and the Members.

(b)                                 Transfers by Class B Members. No Class B Member may Transfer all or any portion of its Class B Units unless (i) that Transfer complies with the provisions of Section 6.1(a); or (ii) that Transfer is (A) to the Company pursuant to Section 6.7, (B) to a Permitted Transferee of the Transferring Member in accordance with Sections 6.1 and 6.2; (C) made in accordance with Section 6.4 or Section 6.8; or (D) to the Company in accordance with the redemption, forfeiture or repurchase provisions of this Agreement or any Award Agreement executed by such Class B Member.

(c)                                  Transfers by Investor Members. A Transfer of Class A-1 Units, or Class D Units may only be made if that Transfer (i) complies with the provisions of Section 6.1(a), or (ii) such Transfer is (A)  to a Permitted Transferee of the Transferring Member in accordance with Section 6.1(a) and Section 6.2; (B) made in accordance with Section 6.4 or Section 6.8, or (C) to the Company in accordance with the redemption, forfeiture or repurchase provisions of this Agreement.

6.2                               Permitted Transfers

.

(a)                                 Rights. Subject to Section 6.1 and the applicable portions of this Section 6.2, any Member may Transfer its Units by way of gift or otherwise to a Permitted Transferee of that Member, subject to the applicable provisions of this Section 6.2 ; provided, however, that (i) such Permitted Transferee shall not be entitled to make any further Transfers in reliance upon this Section 6.2(a), except for a Transfer of those acquired Units back to the original holder or to another Permitted Transferee of that original holder or a Person to whom that Transfer is permitted under Section 6.1; (ii) such Permitted Transferee must assume all of the obligations of the original holder of the Units under and agree to comply with the provisions of this Agreement; and (iii) if such Permitted Transferee at any time ceases to be a Permitted Transferee of the original holder of the Transferred Units, then such former Permitted Transferee shall make a Transfer of those acquired Units back to that original holder or to another Permitted Transferee of that original holder and if the former Permitted Transferee fails to make that Transfer within forty-five (45) days of the former Permitted Transferee ceasing to be a Permitted Transferee of that original holder, then (A) the Managing Member may, at its option, by written notice to such former Permitted Transferee cause such former Permitted Transferee to be treated as an Assignee with no voting or consent rights but with the right to allocations and distributions with respect to the Units held by such Assignee and (B) the Managing Member shall have the right by giving written notice to the former Permitted Transferee within 180 days after the Managing Member being notified that such former Permitted Transferee is no longer a Permitted Transferee to cause the Company to purchase all of the Units held by such former Permitted Transferee for the Fair Market Value thereof, with such Fair Market Value being determined as provided in Section 6.7 with such Units held by the former Permitted Transferee being deemed the “Called Interest” as described in Section 6.7 and with the mechanics for effecting the purchase and sale of such former Permitted Transferee’s Units being as set forth in Section 6.7 as if such former Permitted Transferee were the “Member-Seller” as defined therein and the Units held by such former Permitted Transferee were the “Called Interest” as provided therein and the purchase price for all such Units in the Called Interest being equal to the Fair Market Value thereof.

(b)                                 Intent. A Member may not make a Transfer of Units to a Permitted Transferee if that Transfer has as a purpose the avoidance of, or is otherwise undertaken in contemplation of avoiding, the restrictions on Transfers in this Agreement (it being understood that the purpose of this Section 6.2 is to prohibit the Transfer of Units to a Permitted Transferee followed by a change in the relationship between the transferor and the Permitted Transferee (or a change of control of such transferor or Permitted Transferee other than to another Permitted Transferee) after the Transfer with the result and effect that the transferor has indirectly made a Transfer of Units by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 6.2 had such change in such relationship occurred prior to such Transfer).

6.3                               Reserved

.

6.4                               Drag-Along Right

.

(a)                                 Rights. If, at any time, the Managing Member and the holders of a majority of the Class A-1 Units (all such Members, collectively the “Initiating Member”) approves a bona fide written offer from a Third Party for a Drag-Along Transaction, then the Initiating Member may require all holders of Membership Interests to sell all, but not less than all, of their Membership Interests in accordance with this Section 6.4. Notwithstanding the foregoing, (i) in the event CSL Energy desires to Transfer in one or more transactions a number of Class A-1 Units representing a majority of the outstanding Class A-1 Units at any time to a Third Party, then CSL Energy shall be obligated to invoke the provisions of this Section 6.4 to require all other Members to sell their outstanding Membership Interests of the Company to the

Third Party purchaser, and (ii) if the Company shall propose to sell all or substantially all of its assets in connection with a Liquidation Event, then the provisions of this Section 6.4 shall automatically be invoked and such transaction shall constitute a Drag-Along Transaction.

(b)                                 Cooperation. In connection with any such Drag-Along Transaction, all holders of Membership Interests entitled to consent thereto shall consent to the Drag-Along Transaction, provided that it is in compliance with the terms of this Section 6.4, and if the Drag-Along Transaction is structured as (i) a merger, conversion, Unit exchange or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, each holder of Membership Interests entitled to vote thereon shall vote in favor of the Drag-Along Transaction and shall waive any appraisal rights or similar rights, if any, in connection with that merger, conversion, Unit exchange, consolidation or asset sale; or (ii) a sale of all or substantially all of the Membership Interests, each holder of Membership Interests shall agree to sell all of that holder’s Membership Interests that are the subject of the Drag-Along Transaction, on the terms and conditions of that Drag-Along Transaction. The holders of Membership Interests shall promptly take all necessary and desirable actions in connection with the consummation of the Drag-Along Transaction reasonably requested by the Initiating Member, including the execution of any such agreements and any such instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow/holdback arrangements relating to that Drag-Along Transaction (subject to Section 6.4(c)(iii) and Section 6.4(c)(iv)), in each case to the extent that each other holder of Membership Interests is similarly obligated except as otherwise provided for herein; and (B) effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth in Section 6.4(c). The holders of Membership Interests shall be permitted to sell their Membership Interests pursuant to any Drag-Along Transaction without complying with any other provisions of this Article 6, other than this Section 6.4.

(c)                                  Terms and Conditions. The obligations of the holders of Membership Interests pursuant to this Section 6.4 are subject to the following terms and conditions:

(i)                                     Upon the consummation of the Drag-Along Transaction, each holder of Membership Interests shall receive (even if the Drag-Along Transaction is structured as a Unit sale, merger, exchange or consolidation) the same proportion of the aggregate consideration from that Drag-Along Transaction that it would have received if the aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 5.2 as in effect immediately prior to such Drag-Along Transaction (it being agreed that no tax distributions under Section 5.4 shall occur in connection with a Drag-Along Transaction), with each holder of Membership Interests receiving the same relative allocation of cash and other consideration as each other holder of Membership Interests, to the maximum extent practical, and if a holder of Membership Interests receives consideration from that Drag-Along Transaction in a manner other than as contemplated by any such rights and preferences or in excess of the amount to which that holder is entitled in accordance with any such rights and preferences, then that holder shall take any such action as is necessary so that the consideration shall be immediately reallocated among and distributed to the holders of Membership Interests in accordance with any such rights and preferences;

(ii)                                  The Company shall bear the reasonable, documented costs of the Company and the Initiating Holders incurred in connection with any Drag-Along Transaction including the costs of the Initiating Holders (costs incurred by or on behalf of any other holder of Membership Interests for that holder’s sole benefit will not be considered costs of the Drag-Along Transaction) unless otherwise agreed by the Company and the acquiror, in which case no holder of Membership Interests shall be obligated to make any out-of-pocket expenditure to consummate the Drag-Along Transaction (excluding modest expenditures for postage, copies, and the like). All such costs shall be paid out of the gross proceeds received in such Drag-Along Transaction, and no holder of Membership Interests shall be obligated to pay any portion thereof. The Class B Members and Class D Members shall have the right to have the Company pay, from the gross proceeds received in any Drag-Along Transaction, the cost of one counsel to review and advise the Class B Members and Class D Members regarding the agreements to consummate the Drag-Along Transaction.

(iii)                               The Initiating Holders or the Company shall provide each of the Members with a copy of the agreements to effect the Drag-Along Transaction at least ten (10) days before the anticipated consummation of the Drag-Along Transaction, even if such agreements are in “draft” form, shall provide each of the Members with substantially final agreements to consummate the Drag-Along Transaction at least 24 hours before consummation thereof and shall provide the final, executed Drag-Along Agreements within three (3) Business Days after execution thereof by the parties. The Members shall maintain the confidentiality of the agreements to consummate the Drag-Along Transaction if requested by the Third Party Purchaser but shall not after the consummation thereof be prevented from disclosing the same after the consummation of such Drag-Along Event to the extent necessary to enforce its right to the consideration receivable by such Member in connection therewith or to enforce its rights under this Section 6.4 due to a breach of the terms hereof. No holder of Membership Interests shall be required to provide any representations, warranties covenants, agreements or indemnities in connection with the Drag-Along Transaction, other than (A) representations, warranties or indemnities for which the sole recourse is to consideration in escrow or held back on a pro rata basis for all Membership Interests based on the relative amounts otherwise receivable by the Members; (B) no Member shall be liable for the breach of any covenant, representation or warranty by any other Member and (C) several (and not joint) representations, warranties and indemnities concerning (1) that holder’s valid title to and ownership of Membership Interests, free of all liens, claims and encumbrances (excluding those arising under this Agreement and applicable securities Laws); (2) that holder’s authority, power and right to enter into and consummate such Drag-Along Transaction; (3) the absence of any violation, default or acceleration of any agreement to which that holder is subject or by which its assets are bound as a result of the Drag-Along Transaction; and (4) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by that holder in connection with the Drag-Along Transaction (and then only to the extent that each other holder of Membership Interests provides similar representations, warranties and indemnities with respect to the Membership Interests held by that holder of Membership Interests).

(iv)                              Consideration placed in escrow or holdback shall be allocated among holders of Membership Interests such that if the Third Party making the bona fide written offer ultimately is entitled to some or all of those escrow or holdback amounts, then the net ultimate proceeds received by those holders shall still comply with the intent of Section 6.4(c)(i) as if the ultimate resolution of that escrow or holdback had been known at the closing of the Drag-Along Transaction; and

(v)                                 If some or all of the consideration received in connection with the Drag-Along Transaction is other than cash, then that consideration shall be deemed to have a dollar value equal to the fair market value of that consideration as determined by the Managing Member in its good faith reasonable judgment and the Managing Member shall allocate the same among the Members as equally as possible in accordance with the proportionate amount of proceeds such Member would otherwise be entitled to receive if the consideration was cash; provided, however, upon written request the Managing Member shall provide any holder of Membership Interests all information reasonably related to the Managing Member’s determination of fair market value.

(d)                                 Non-Accredited Investors. Notwithstanding anything to the contrary in this Section 6.4, if the consideration proposed to be paid to the holders of Membership Interests in a Drag-Along Transaction includes securities with respect to which no registration statement covering the issuance of those securities has been declared effective under the Securities Act, then each of the holders of Membership Interests that is not then an Accredited Investor may be required (notwithstanding Section 6.4(c)(i)) at the request and election of the Initiating Member, to (i) at the cost of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such requesting holders; or (ii) accept cash in lieu of any securities that non-Accredited Investor would otherwise receive in an amount equal to the fair market value of those securities as determined in the manner set forth in Section 6.7(b).

(e)                                  Company Cooperation. The Initiating Member shall have the right in connection with any such prospective Drag-Along Transaction (or in connection with the investigation or consideration of any such prospective transaction) to require the Company to cooperate fully with potential acquirers in that prospective transaction by taking all customary and other actions reasonably requested by the holders or those potential acquirers, including making the Company’s properties, books and records, and other assets reasonably available for inspection by those potential acquirers, establishing a physical or electronic data room including materials customarily made available to potential acquirers in connection with those processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. In addition, the Initiating Member shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company shall provide assistance with respect to these actions as reasonably requested.

(f)                                   Power of Attorney. Pursuant to the power of attorney in Section 11.2(d), the Managing Member shall be entitled to swear, file, acknowledge, execute and document on behalf of any Member in order to effectuate and consummate the transactions contemplated by and in accordance with this Section 6.4.

6.5                               Reserved

.

6.6                               Reserved

.

6.7                               Call Right and Forfeiture Provisions

.

(a)                                 Call Option and Forfeiture Provisions Applicable to Founders. Notwithstanding any other provision of this Agreement to the contrary,

(i)                                     In the event a Founder’s employment with the Company is terminated by the Company for Cause, all of the Class B Units held by the Founder and his or her heirs, estate, legal representatives, successors, Assignees and Permitted Transferees shall be forfeited to the Company for no consideration.

(ii)                                  In the event a Founder’s employment with the Company is voluntarily terminated by the Founder without Good Reason, one half (1/2) of the vested Class B Units, and all unvested Class B Units, held by the Founder and his or her heirs, estate, legal representatives, Assignees and Permitted Transferees shall be forfeited to the Company for no consideration.

(b)                                 Call Option and Forfeiture Provisions Applicable to Other Class B Members. Notwithstanding any other provision of this Agreement to the contrary,

(i)                                     In the event a Class B Member’s (other than a Founder) employment with or services to the Company are terminated by the Company for Cause, all of the Class B Units held by such Member and his or her heirs, estate, legal representatives, Assignees and Permitted Transferees shall be forfeited to the Company for no consideration.

(ii)                                  In the event a Class B Member’s (other than a Founder) employment with or services to the Company are terminated by the Company without Cause, such Class B Member and such Member’s heirs, estate, legal representatives, Assignees and Permitted Transferees shall be a Member-Seller and such Member-Seller shall be deemed to have granted to the Company an option to purchase any or all of such Member-Seller’s vested Class B Units (which shall be such Member-Seller’s Called Interest for purposes of this Section 6.7), for a purchase price equal to the Fair Market Value for each Class B Unit and upon the terms set forth in this Section 6.7.

(iii)                               In the event a Class B Member’s (other than a Founder) employment with or services to the Company are voluntarily terminated by such Member without Good Reason, all of the Class B Units held by such Member and his or her heirs, estate, legal representatives, successors, Assignees and Permitted Transferees shall be forfeited to the Company for no consideration.

(iv)                              In the event a Class B Member’s (other than a Founder) employment with or services to the Company are voluntarily terminated by such Member for Good Reason, such Class B Member and such Member’s heirs, estate, legal representatives, Assignees and Permitted Transferees shall be a Member-Seller and such Member-Seller shall be deemed to have granted to the Company an option to purchase any or all of such Member-Seller’s vested Class B Units (which shall be such Member-Seller’s Called Interest for purposes of this Section 6.7), for a purchase price equal to the Fair Market Value for each Class B Unit and upon the terms set forth in this Section 6.7.

(c)                                  Call Option and Forfeiture Provisions Applicable to All Class B Members. Notwithstanding any other provision of this Agreement to the contrary, in the event a Class B Member materially breaches the restrictive covenants provided in Section 7.8(b), Section 7.8(c), Section 7.8(d) or Section 7.8(e), all of the Class B Units held by such Member and his or her heirs, estate, legal representatives, Assignees and Permitted Transferees shall be forfeited to the Company for no consideration.

(d)                                 Election to Purchase Called Interest. Whenever the Company shall elect to purchase a Called Interest pursuant to Section 6.7(a), or Section 6.7(b), the Company shall provide written notice of its desire to purchase the Called Interest for the price and upon the terms set forth in Section 6.7(e) within sixty (60) days the Company becomes aware of the event triggering the Company’s right to purchase the Called Interest (the “Call Notice Date”). If the Company does not give the notice described in the immediately preceding sentence by the Call Notice Date, then the Company’s right to purchase the Called Interest under this Section 6.7 shall lapse. The Call Notice Date shall be suspended until the Fair Market Value (as defined below) of the Called Interest is determined pursuant to this Agreement. Any Class A-1 Units and Class B Units not acquired pursuant to this Section 6.7 shall remain subject to all of the provisions of this Agreement.

(e)                                  Purchase Price and Closing. The purchase price for the Called Interest (the “Called Purchase Price”) shall be payable in cash by wire transfer within nine (9) months after the Call Notice Date (the “Call Closing”). At the Call Closing, the Member-Seller shall transfer the Called Interest to the Company free and clear of all liens and encumbrances and shall execute and deliver an assignment of all such Member-Seller’s right, title and interest in and to such Called Interest to the Company in the form attached hereto as Exhibit D. For purposes of this Agreement, “Fair Market Value” means the fair market value of the applicable Called Interest with no lack of control, minority interest or other discount, determined (i) as agreed upon by the Managing Member and the Member-Seller within fifteen (15) days after the date that the Member-Seller receives written notice from the Company of its exercise of its rights under this Section 6.7, (ii) failing such agreement in subsection (i), as agreed upon between the Managing Member and Lance Perryman, with the  within fifteen (15) days after the fifteen (15) day period above for so long as Lance Perryman is not such Member-Seller and is employed by the Company, a Subsidiary, the Ranger IPO Entities or one of their subsidiaries or, (iii) failing such agreement in subsection (i) and a determination by the Managing Member as provided in subsection (ii), as determined by an independent appraiser with at least 10 years’ experience valuing energy companies (the “Appraiser”) engaged at the direction of the Managing Member. The determination of the Fair Market Value of the Called Interest in accordance with this Section 6.7(e) shall be final, conclusive and binding on the Company and the Member-Sellers. The

Appraiser shall determine the Fair Market Value of a Called Interest based upon the amount the Member-Seller would receive under a hypothetical sale of all the assets of the Company at fair market value followed by a liquidating distribution of such proceeds to the Members pursuant to Section 10.2 (without including tax distributions to any Member under Section 5.4 in such calculation). The Company and the Member-Seller shall each pay for one half (1/2) of the cost of the Appraiser.

(f)                                   Power of Attorney. Upon compliance with the terms of this Section 6.7, pursuant to the power of attorney in Section 11.2(d), the Managing Member shall be entitled to swear, file, acknowledge and execute the assignment in the form attached hereto as Exhibit D on behalf of any Member in order to effectuate and consummate the transactions in compliance with and as contemplated by this Section 6.7.

(g)                                  Assignment of Call Option. To the extent not exercised by the Company, the Company shall assign the right to purchase the Called Interest pursuant to this Section 6.7 to CSL Energy at any time and from time to time without notice to the other Members.

6.8                               Marital Dissolution or Legal Separation

.

(a)                                 In connection with the dissolution of a natural person Member’s marriage or the legal separation of a Member and the Member’s spouse, the Member shall have the right, first, and then the Company shall have the right, second (each, a “Special Purchase Right”) to give written notice to the Member’s spouse of its exercise of its right to purchase from the Member’s spouse, in accordance with the provisions of this Section 6.8, all or any portion of the Units which were awarded to such spouse in the spouse’s divorce from the Member or legal separation from the Member.

(b)                                 A Member shall promptly provide the Company with written notice (the “Dissolution Notice”) of (i) the entry of any judicial decree or order resolving the property rights of such Member and such Member’s spouse in connection with their marital dissolution or legal separation (and may redact any parts not pertaining to the Units) or (ii) the execution of any contract or agreement relating to the distribution or division of such property rights (and may redact any parts not pertaining to the Units). The Dissolution Notice shall be accompanied by a copy of the actual decree or order of dissolution or contract or agreement between such Member and such Member’s spouse which provides for the award to the spouse of one or more Units in settlement of any community property or other marital property rights such spouse may have in such Units (and may redact any parts not pertaining to the Units).

(c)                                  Dissociation of a Member.

(i)                                     Upon the occurrence of the dissociation of a Member as described in Section 3.12 above, the Company shall have a right (also a “Special Purchase Right”) to purchase from the Dissociated Member, in accordance with the provisions of this Section 6.8, all or any portion of the Units of such Dissociated Member.

(ii)                                  A Member or the authorized representative of such Member or its estate shall promptly provide the Company with written notice (the “Dissociation Notice”) upon the occurrence of an event causing it to become a Dissociated Member. The Dissociation Notice shall be accompanied by a copy of the applicable death certificate, a file-marked copy of the Bankruptcy petition filing or similar court record verifying the Bankruptcy occurrence, or certified record of dissolution. The Dissociated Member shall thereafter provide sufficient documentation as reasonably requested by the Company to permit the Company to exercise its Special Purchase Right as described herein.

(d)                                 Exercise of the Special Purchase Right.

(i)                                     A Special Purchase Right granted under Section 6.8 shall be exercisable by delivery of written notice (the “Special Purchase Notice”) to the Member and Member’s spouse (in the case of Section 6.8(a)), or the Dissociated Member (in the case of Section 6.8(b)), within 45 days after the Company’s receipt of the Dissolution Notice or the Dissociation Notice, as applicable, and the Member in such divorce or legal separation shall have 20 days to give a Special Purchase Notice electing to purchase all or any portion of the applicable Units, and then the Company shall have an additional 25 days after the expiration of such 20 day period to give a Special Purchase Notice so long as in the Special Purpose Notice(s) all and not less than all of the applicable Units are elected to be purchased. The Special Purchase Notice shall indicate the number of Units to be purchased by the Member (in a legal separation or divorce) and/or the Company, the date such purchase is to be effected (such date to be not less than five (5) Business Days, nor more than fifteen (15) Business Days, after the date of the applicable selling party’s receipt of the Special Purchase Notice(s)) and the determination of Fair Market Value to be paid for such Units; provided, that if clause (iii) of the definition of Fair Market Value shall be used to determine the Fair Market Value, the Company and such selling spouse or Dissociated Member shall each pay one half (1/2) of the cost of the Appraiser. The Member (or Member’s spouse, to the extent such spouse has physical possession of the Units) or the Dissociated Member, as applicable, shall, prior to the close of business on the date specified for the purchase, deliver to the Company the certificates, if any, representing the Units to be purchased. The Company shall, concurrently with the receipt of the certificates or the assignment agreement in the form attached hereto as Exhibit D, pay to the Member’s spouse or Dissociated Member, as applicable, (in cash by wire transfer) an amount equal to the Fair Market Value specified for such Units in the Special Purchase Notice.

(ii)                                  The Company may assign its Special Purchase Right to the Class A-1 Members in its sole discretion without the consent of the affected Member, such Member’s spouse or the Dissociated Member; provided that in the case of a Special Purchase Right arising pursuant to Section 6.8(a), the Company shall first offer the Special Purchase Right to the affected Member prior to offering the Special Purchase Right to the Class A-1 Members.

(iii)                               The Special Purchase Right shall lapse to the extent the Special Purchase Right is not timely exercised in accordance with this Section 6.8.

6.9                               Specific Performance

. Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article 6, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at Law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article 6 and to prevent any Transfer of Membership Interests in contravention of any terms of this Article 6 and waives any defenses thereto, including the defenses of (a) failure of consideration, (b) breach of any other provision of this Agreement; and (c) availability of relief in Damages.

6.10                        Termination Following Public Offering

. Notwithstanding anything to the contrary in this Article 6, the provisions of this Article 6 shall terminate and be of no further force or effect upon the consummation of a Public Offering.

6.11                        Substitute Member

. No Assignee shall have the right to become a substitute Member (a “Substitute Member”) upon Transfer of any Units to it unless all the following conditions are satisfied:

(a)                                 Documents. The Member and the Assignee shall have executed and acknowledged such other instruments and taken such other action as the Managing Member shall deem reasonably necessary or desirable to effect such substitution, including, without limitation, the execution by the Assignee of a joinder agreement in a form and substance satisfactory to the Managing Member;

(b)                                 Conditions. The conditions set forth in Section 6.1 shall have been satisfied, and, if requested by the Managing Member, the Member or the Assignee shall have obtained an opinion of counsel satisfactory to the Managing Member; and

(c)                                  Payment. The Member or the Assignee shall have paid to the Company such amount of money as is sufficient to cover all expenses incurred by or on behalf of the Company in connection with such substitution.

6.12                        Assignee’s Rights

.

(a)                                 In General. Unless an Assignee becomes a Substitute Member in accordance with the provisions of Section 6.11, it shall not be entitled to any of the rights (including voting rights) granted to a Member hereunder or under the Act, other than the right to receive the share of distributions and allocations attributable to a Member’s Units to which its assignor would otherwise be entitled.

(b)                                 Transfer. Any Member that Transfers all of its Units pursuant to this Agreement shall cease to be a Member.

6.13                        Tax Matters

. On the Transfer of all or part of any Units, at the request of the Assignee of the Units, the Managing Member may cause the Company to elect, pursuant to Code Section 754 to adjust the tax basis of the properties of the Company as provided by Code Sections 734 and 743.

6.14                        Ranger Reorganization

.

(a)                                 Authority; Unit Issuances. The Company may enter into and perform all of its obligations under the Master Reorganization Agreement and take other actions it deems necessary to give effect to the Ranger Reorganization, including:

(i)                                     Issue the number of Class A-1 Units and Class D Units specified in the Master Reorganization Agreement to Offshore Fund I and admit Offshore Fund I as a Class A-1 Member and a Class D Member in accordance with Section 3.3. The initial Preferred Return Account and Capital Return Account in the Company for Offshore Fund I shall be equivalent to such Person’s Preferred Return Account and Capital Return Account in TES Holdings I immediately prior to the redemption of such Person’s Class A-1 Units of TES Holdings I and Class D Units of TES Holdings I pursuant to the Master Reorganization Agreement.

(ii)                                  Indirectly issue the number of Class B Units specified in the Master Reorganization Agreement to each TES Carried Interest Holder, and admit each such Person as a Class B Member in accordance with Section 3.3. Each Class B Unit issued by the Company will track the distribution, vesting and forfeiture provisions that apply to such Person’s corresponding Class B Unit of TES Holdings I that are to be redeemed by TES Holdings I pursuant to the Master Reorganization Agreement.

(b)                                 Acknowledgement. The Members acknowledge that the Ranger Reorganization may be undertaken only in anticipation of the Ranger IPO. All Members shall take any and all actions as may be reasonably required and otherwise cooperate in good faith with the Company in connection with consummating the Ranger Reorganization, including executing and delivering any conveyances, certificates, documents, or other instruments necessary or advisable in the determination of the Managing Member to effect the Ranger Reorganization, and hereby vote and consent thereto. No Member shall have any dissenters’ or appraisal rights in connection with the Ranger Reorganization.

(c)                                  Power of Attorney. Pursuant to, and in addition to, the power of attorney in Section 11.2(d), each Member irrevocably makes, constitutes and appoints the Managing Member as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file all instruments required or necessary to effectuate and consummate the Ranger

Reorganization (including the Master Reorganization Agreement) or as are otherwise required or necessary to facilitate the Ranger IPO, in each case, in accordance with this Agreement.

ARTICLE 7

MANAGEMENT

7.1                               Management Under Direction of the Managing Member

. Subject to the rights of any of the Members to consent to or approve certain matters as expressly provided in this Agreement, and subject to Section 11.2, the business and affairs of the Company shall be managed and controlled by a single managing member (the “Managing Member”), who initially shall be Offshore Fund I. The Managing Member shall, subject to the terms of this Agreement, have all rights and powers of a manager under the Act and full and complete discretion to manage and conduct the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, advisable or appropriate to accomplish the purposes of the Company as set forth in Section 2.5. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement. Any matter requiring the consent or approval of the Managing Member pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the Managing Member.

7.2                               Managing Member

.

(a)                                 Removal. The Managing Member may only be removed, with or without cause, by the affirmative vote of holders of a majority of the Class A-1 Units.

(b)                                 Resignation. The Managing Member may resign at any time. Any such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(c)                                  Vacancy. In the event that the position of Managing Member is vacant for any reason, such vacancy shall be filled only by the affirmative vote of holders of a majority of the Class A-1 Units. Any newly appointed Managing Member shall amend Exhibit B, without the consent of any other Person, to accurately reflect the information contained therein.

(d)                                 Compensation. The Managing Member shall not be entitled to receive any compensation for serving as the Managing Member; provided, however, that the Managing Member shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred while acting in such capacity.

(e)                                  Reliance on Books, Reports and Records. The Managing Member shall, in the performance of its duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Managing Member, or in relying in good faith upon other records of the Company.

7.3                               Waiver of Managing Members’ Fiduciary Duties

.

(a)                                 The Managing Member, in its capacity as the managing member of the Company, shall not have any fiduciary or other duty to the Company or any other Person that is a party to or is otherwise bound by this Agreement; provided, however, that, to the extent required by the Act, nothing in this Agreement shall be deemed to waive or modify the implied contractual covenant of good faith and fair dealing.

(b)                                 To the maximum extent permitted by applicable Law, whenever the Managing Member, in its capacity as managing member of the Company, is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that the Managing Member is permitted or required to make, grant or take a determination, a decision, consent, vote, judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), the Managing Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever. To the maximum extent permitted by applicable Law, the Managing Member shall not be liable to the Company or to any other Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by the Managing Member, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, the Managing Member engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing; provided, however, that the foregoing shall not limit or otherwise affect the Managing Member’s liability with respect to a breach of the express terms of this Agreement applicable to the Managing Member.

7.4                               Officers. The Managing Member may appoint one or more officers (the “Officers”) of the Company, and such Officers shall have the power, authority and duties assigned to them by the Managing Member. The Managing Member may remove any Officer with or without cause at any time; provided, however, any such removal shall be without prejudice to the contractual rights, if any, of the Officer so removed. Appointment of an Officer shall not of itself create contractual rights. Officers may be compensated on such terms as are determined by the Managing Member. Any Officer may resign at any time. Any such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation. In the event an Officer is removed from his or her position in accordance with this Section 7.4 or dies, becomes disabled, or resigns, a replacement for such person may only be appointed by the Managing Member.

7.5                               Members

. Except for the right to consent to or approve certain matters as expressly provided in this Agreement (including Section 11.2), the Members in their capacity as Members shall not have any power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company. To the fullest extent permitted by Law and notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, no Member in its capacity as a Member shall have any duty, fiduciary or otherwise, to the Company or any other Member in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement or any other Transaction Document. Nothing in this Agreement will be deemed to alter the contractual obligations of the Company to a Member or a Member to another Member or the Company pursuant to the Transaction Documents. Except as otherwise expressly provided in this Agreement, Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term. Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the minimum number of outstanding Units necessary to consent to or approve such action, and if the consent of a specific class or series of Units under this Agreement is required, then the consent or approval of not less than the minimum number of outstanding Units of such class or series of Units as required by this Agreement must be so executed to constitute the act of such class or series of Units. Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval within three (3) Business Days.

7.6                               Acknowledgement and Release

. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of the Company, the Managing Member and the Members acknowledges and agrees that each Member, in its capacity as a Member, and such Member’s Affiliates (other than the Managing Member acting in its capacity as the Managing Member) (each, a “Released Party”), may decide or determine any matter subject to such Released Party’s approval pursuant to any provision of this Agreement or otherwise, in such Released Party’s sole and absolute discretion, and in making such decision or determination such Released Party shall have no duty, fiduciary or otherwise, to any other such Released Party or to the Company, it being the intent of all such Released Parties that each such Released Party, in its capacity as a Member, shall have the right to make any such determination solely on the basis of such Released Party’s own interests and have no duty or obligation to give any consideration to any other interest or factors whatsoever. Each of the Company, the Managing Member and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against such Released Parties or any of their respective Affiliates (other than the Managing Member acting in its capacity as the Managing Member) for or in connection with any such decision or determination, in each case whether arising in common law or equity or created by rule of Law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are in each case expressly released and waived by the Company and each such Released Party, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement, the other Transaction Documents and any related agreement, and the incurring by such Released Parties of the obligations provided in such agreements; provided, however, nothing contained herein shall release or otherwise prevent any such Released Party from asserting a claim against another such Released Party with respect to a violation of the implied contractual covenant of good faith and fair dealing implied by the Act, fraud or with respect to any breach or violation of any representation, warranty, covenant or agreement set forth in any Transaction Document, employment agreement or any Award Agreement.

7.7                               Outside Businesses and Opportunities

.

(a)                                 The Company and the Members hereby agree that each Class B Member and each Officer’s duties or limitations with respect to the Company or its Subsidiaries shall be those duties and limitations (including fiduciary duties) that would be applicable if such Class B Member or Officer were an officer in a corporation organized under the Laws of the State of Delaware (which had not adopted language specifically modifying or renouncing applicable duties with respect to corporate or business opportunities) except to the extent modified herein.

(b)                                 Each Class B Member agrees during the Non-Competition Period to refer all business opportunities relating to the Business (each, a “Company Opportunity”) to the Company, its Subsidiaries and, after the Ranger IPO, the Ranger IPO Entities, and to not pursue any such opportunity for his or her account.

(c)                                  The Members acknowledge and agree that the Investor Members have made Capital Contributions to the Company and agreed to the Company’s issuance of Units to the Class B Member in reliance upon the Class B Members not pursuing Company Opportunities for the account of themselves or any other Person other than the Company, its Subsidiaries and, after the Ranger IPO, the Ranger IPO Entities during the Non-Competition Period.

7.8                               Restrictive Covenants

.

(a)                                 Confidential Information Acknowledgment. In Section 3.11, the Company promised to provide each Member with Confidential Information. Each Member recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill. Each Member also agrees and acknowledges that the Company is providing him, her or it with a Membership Interest pursuant to this Agreement. For these reasons, and the additional consideration set forth in this Agreement, each Member agrees that to protect the Company’s Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenants.

(b)                                 Non-Competition. Each Member that is an Employee agrees that during such employment and for 18 months following termination of employment, and each other Member (other than Employees) agrees that until the earlier to occur of (i) 18 months after the date such Member no longer has a Membership Interest and (ii) twelve (12) months following the consummation of a Drag-Along Transaction (as applicable, the “Non-Competition Period”), except for Permitted Activities, such Member will not, directly or indirectly, either individually or as a principal, owner, partner, agent, representative, consultant, contractor, employee, or as a director or officer of any company, corporation, partnership or association, or in any other manner or capacity whatsoever, except on behalf of the Company, its Subsidiaries, PubCo (and any successor or assign of PubCo) or any of its subsidiaries, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, take steps to establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in Business in the Restricted Area. Accordingly, except for any Permitted Activities, such Member, without the prior written consent of the Managing Member, agrees not to during the Non-Competition Period (A) establish, engage in, invest in or provide services for any Business in the Restricted Area; (B) solicit business for or on behalf of any person, business entity, or endeavor operating, or preparing to operate, any Business in the Restricted Area; or (C) engage in or contributes his, her or its knowledge to any employment, work, business, or endeavor which would require such Member to use or disclose the Company’s Confidential Information. Notwithstanding the foregoing to the contrary, nothing in this Agreement shall be deemed to prohibit any Member from directly or indirectly owning or acquiring, solely as a passive investment, securities of a mutual fund in which such Member has no management control or securities of any entity traded on a Recognized Securities Exchange if such Member is not a controlling person of or a member of a group which controls such entity and does not, directly or indirectly, own beneficially or of record more than one percent (1.0%) of any class of securities of such Person.

(c)                                  No-Recruitment. Each Member agrees that during the Non-Competition Period, such Member will not, individually or as a principal, partner, stockholder, member, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any Entity (other than the Ranger IPO Entities), or in any other manner or capacity whatsoever, directly or indirectly, hire, solicit, induce, recruit encourage to leave or cease their employment with the Company, its Subsidiaries or any of the Ranger IPO Entities or leave or cease their contract for services with the Company, its Subsidiaries or any of the Ranger IPO Entities, any person such Member knows is an employee of the Company, its Subsidiaries or any of the Ranger IPO Entities, or any former employee or service provider of the Company its Subsidiaries or any of the Ranger IPO Entities whose employment with or services to the Company,  its Subsidiaries or any of the Ranger IPO Entities ceased within the prior twelve (12) months.

(d)                                 Non-Disparagement. Each Member, individually or as a principal, partner, stockholder, member, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any Entity, or in any other manner or capacity whatsoever, shall refrain, both during and after such Member no longer owns Membership Interests in the Company, from publishing any oral or written statements about the Company or any of the Company’s directors, managers, members, officers, employees, consultants, agents, representatives or Affiliates that (i) are slanderous, libelous or defamatory; or (ii) would be reasonably anticipated to cause material economic damages or lost material business opportunities to the Company, its Subsidiaries or any Ranger IPO Entity. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and the Ranger IPO Entities under this provision are in addition to any and all rights and remedies otherwise afforded by Law.

(e)                                  Non-Interference; Non-Solicitation. Each Member agrees that during the Non-Competition Period, except for Permitted Activities, such Member will not, individually or as a principal, partner, stockholder, member, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any Entity (other than the Ranger IPO Entities), or in any other manner or capacity whatsoever, directly or indirectly (i) interfere with an ongoing relationship between the Company or the Ranger IPO Entities and one of their customers by providing or offering to provide a product or service to that customer which is in competition with or a substitute for a product or service provided by the Company, its Subsidiaries or the Ranger IPO Entities, or (ii) solely with respect to activities substantially similar to the Business, solicit business from, attempt to conduct business with, or conduct business with any client or customer of the Company, its Subsidiaries or the Ranger IPO Entities with whom the Company, its Subsidiaries or the Ranger IPO Entities conducted business within the prior forty-eight (48) months.

(f)                                   Nature of the Restrictions. Each Member agrees and stipulates that the time, geographical area, and scope of restrained activities for the covenants in this Section 7.8 are reasonable and enforceable under Delaware Law. The terms and provisions of this Section 7.8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will be affected. If a court concludes that any time period, geographical area, or scope of restrained activities specified in this Section 7.8 is unenforceable, the court is vested with the authority to reduce the time period, geographical area, or scope of restrained activities, and to enforce the covenants in this Section 7.8 to the fullest extent permitted by applicable Law. Additionally, if a Member violates any of the covenants contained in this Section 7.8, the Non-Competition Period shall be suspended and will not run in favor of such Member from the time of the commencement of any violation until the time when such Member ceases the activities causing the violation.

(g)                                  Survival of Covenants. The covenants, obligations, and agreements set forth in this Section 7.8 shall survive the termination of this Agreement for any reason, and shall be construed as an agreement independent of any other provision of this Agreement. The existence of any claim or cause of action a Member may have against the Ranger IPO Entities, the Company or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s enforcement of the covenants, obligations, and agreements set forth in this Section 7.8. No modification or waiver of any covenant, obligation, or agreement contained in this Section 7.8 shall be valid unless the Managing Member approves the waiver or modification in writing.

(h)                                 Injunctive Relief. Each Member acknowledges and agrees that the covenants, obligations, and agreements contained in this Section 7.8 concern special, unique, and extraordinary matters and that a violation of any of the terms of these covenants, obligations, or agreements will cause the Company and the Ranger IPO Entities irreparable injury for which adequate remedies at law are not available. Therefore, each Member agrees that the Company and the Ranger IPO Entities will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Member from committing any violation of the covenants, obligations, or agreements referred to in this Section 7.8. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have against a Member. Each Member agrees to irrevocably submit to the exclusive jurisdiction of the state courts and federal courts outlined in Section 11.3 regarding the injunctive remedies set forth in this Section 7.8 and the interpretation and enforcement of this Section 7.8 insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the provisions of this Section 7.8(h). Breach of this Agreement by the Company shall not preclude injunctive relieve for a breach by any Member.

(i)                                     Limitation on Information Provided by the Company. Each Class B Member agrees that from and after the date that the Non-Competition Period expires, such Class B Member shall not have the right to obtain information or documents described in Section 18-305(a)(1) of the Delaware Limited Liability Company Act with respect to the Company except (i) in connection with the consummation of a Liquidation Event or Drag-Along Transaction, such Class B Member shall be entitled to receive copies of all notices to Members and all contracts and agreements to be executed by the Company or the Members in connection with a Liquidation Event or Drag-Along Transaction together with such information and documents as are necessary to determine such Class B Member’s entitlement to proceeds or other consideration with respect thereto, (ii) such Class B Member shall be entitled to receive a copy of the Company’s federal, state and local tax returns to the extent required to deliver the same by any federal, state or local taxing authority, (iii) such Class B Member shall be entitled to receive such Class B Member’s federal quarterly estimated and final federal Schedule K-1s and quarterly estimated and final state and local Schedule K-1s or similar documents necessary to enable such Member to make timely tax return filings with federal, state and local tax agencies as required by Law and (iv) such Class B Member shall be entitled to receive copies of all amendments and restatements of this Agreement, all certificates of formation or similar charter or governing documents for the Company and all amendments or restatements thereto and any amendments or restatements of any other agreement to which such Class B Member or its Class B Units or other Units would be bound. The foregoing is not intended to waive the rights of any Class B Member to the extent necessary to enforce its rights under the Transaction Documents to which it is a party.

ARTICLE 8

LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1                               Limitation of Liability and Indemnification

.

(a)                                 Limitation on Duties of Investor Members. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that, at Law or in equity, any Investor Member or any of its Affiliates has duties (including fiduciary duties), to the Company, to another Member, to the Managing Member, to another Person that is a party to or is otherwise bound by this Agreement, or otherwise, such duties are hereby eliminated or restricted to the fullest extent permissible under the Act except in all cases for the covenant of good faith and fair dealing. For the avoidance of doubt, the terms “Investor Member,” shall specifically exclude the Class B Members in their capacity as Class B Members, but shall include such Members to the extent they hold an interest as an Investor Member for purposes of this Section 8.1(a).

(b)                                 Limitation on Investor Member Liability. Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by the Act, the parties hereby eliminate or limit any and all liabilities for breach of duties (including fiduciary duties) of Investor Members and their respective Affiliates, except in the case of fraud, gross negligence or willful misconduct, or in the case of a criminal matter constituting a felony, if such Investor Member or its Affiliate acted with knowledge that his/its conduct was unlawful.

(c)                                  Officers and Agents. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through duly appointed Officers and agents, and the Managing Member shall not be responsible or liable for any acts or omissions of any such Officers or agents appointed by the Managing Member in good faith and in accordance with the Managing Member’s fiduciary duties.

(d)                                 Reliance on Advisors. The Managing Member and any Officer acting for, on behalf of or in relation to, the Company in respect of any transaction, any investment or any business decision or action, or otherwise shall be entitled to rely on the advice of counsel, accountants and other professionals that is provided to the Company, the Managing Member or Officer, and neither the Managing Member nor any Officer shall be liable to the Company or to any Member for any reliance on any such advice by the Managing Member or such Officer, as applicable, and each Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, opinion, consent, order, bond, signature or other writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within that Person’s knowledge, provided, however, in each case, there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, that Covered Person engaged in willful misconduct or, in the case of a criminal matter constituting a felony, acted with knowledge that any such Covered Person’s conduct was unlawful.

(e)                                  Discretion. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member otherwise existing at Law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, any such other duties and liabilities of that Member. This Section 8.1(e) does not create any duty or liability of a Member that does not otherwise exist at Law or in equity. Notwithstanding any provisions of Law or in equity to the contrary, whenever a Member is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Member shall be entitled to consider only those interests (including its own interests) and factors as it desires, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Members or any other Person to the fullest extent permitted by applicable Law. Notwithstanding anything to the contrary under this Agreement or pursuant to any duty (fiduciary or otherwise) or otherwise applicable provision of Law or equity, a Member may enter into voting agreements or arrangements with one or more other Members. Without limiting the scope of any such voting agreement or arrangement permitted hereunder, a voting agreement or arrangement may provide that Members may act in concert.

(f)                                   Indemnification. Each Covered Person (regardless of that Person’s capacity and regardless of whether another Covered Person is entitled to indemnification) shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable Law, from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses and disbursements of attorneys, whether or not the dispute or proceeding involves the Company, the Managing Member or any Member) reasonably incurred or suffered by any such Covered Person in connection with the activities of the Company or its Subsidiaries; provided, however, that no Covered Person shall be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, that Covered Person engaged in fraud, gross negligence or willful misconduct or, in the case of a criminal matter constituting a felony, acted with knowledge that any such Covered Person’s conduct was unlawful, and provided further, such indemnification shall not apply if the applicable action or proceeding has been brought by such Covered Person (whether directly or by counterclaim) except with respect to expenses to the extent provided in Section 8.1(g), and provided further, such indemnification shall not apply if the applicable action or proceeding has been brought against such Covered Person by the Company or another Covered Person (whether directly or by counterclaim) relating to a breach of a Transaction Document by such Covered Person. The indemnification provided by this Section 8.1(f) shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in such Covered Person’s capacity as a Covered Person hereunder and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such Covered Person.

(g)                                  Indemnification of Fees and Expenses. If the applicable action or proceeding has been brought by or in the right of the Company (whether directly or by counterclaim), a Covered Person who has not initiated such action or proceeding shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets) and any other Covered Person may be so indemnified and held harmless by the Company from and against costs of investigation and preparations and fees, expenses and disbursements of attorneys reasonably incurred by any such Covered Person in connection with the defense or settlement of any action or proceeding by or in the right of the Company if the Managing Member determines that any such Covered Person acted in good faith and in a manner that any such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, except that no such indemnification shall be made in respect of any claim or proceeding as to which a Covered Person shall have been adjudged to be liable to the Company by a court of competent jurisdiction by final, non-appealable order unless and only to the extent that the authority rendering such judgment shall determine that despite the adjudication of liability but in view of all the relevant circumstances, that Covered Person is fairly and reasonably entitled to indemnity for such expenses as such authority shall deem proper.

(h)                                 Advancement of Expenses. Subject to Section 8.1(g), reasonable, documented expenses incurred by a Covered Person for which that Covered Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of any such action, suit or proceeding; provided, however, any such advance shall only be made if the Covered Person delivers a written affirmation by that Covered Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that any such Covered Person is not entitled to be indemnified hereunder.

(i)                                     No Personal Liability. The obligations of the Company to the Covered Persons arising under Law, including any indemnification obligations under this Section 8.1 are solely the obligations of the Company and shall be satisfied from and limited to Company assets, including insurance proceeds, if any, and no personal liability whatsoever shall attach to, or be incurred by, any Member or other Covered Person for any such obligations, to the fullest extent permitted by Law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to that Covered Person for or in connection with any such liability, whether arising in common law or equity or created by rule of Law, statute, constitution, contract or otherwise, are expressly released and waived to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of any related agreement, and the incurring by the Company or any such Member of the obligations provided in such agreements.

(j)                                    Miscellaneous. Nothing in this Section 8.1 shall be deemed to (i) limit or waive any rights that any Person has for breach of contract under the terms of this or any other binding agreement, including the Transaction Documents; or (ii) apply to any proceeding or dispute with respect to a Covered Person’s employment agreement or employment relationship with the Company or its Affiliates; provided, however, each Member acknowledges that it is not relying upon any other Member or any of that other Member’s Affiliates, or any of that other Member’s or that other Member’s Affiliates’ respective stockholders, partners, members, directors, officer, managers, liquidators, employees, agents or advisors in making its investment or decision to invest in the Company, in monitoring such investment or in acquiring any Units, and provided further, nothing contained herein shall release or otherwise prevent any Member from asserting a claim against another Member with respect to a violation of the implied contractual covenant of good faith and fair dealing implied by the Act.

(k)                                 Reserved.

(l)                                     Amendment. Any amendment, modification or repeal of this Section 8.1 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of any past, present or future Covered Person, under and in accordance with the provisions of this Section 8.1 as in effect immediately prior to any such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when any such claims may arise or be asserted.

(m)                             Covered Persons as Third Party Beneficiaries. The Company and each Member agree that Covered Persons are express third party beneficiaries of the terms of Section 8.1(f), (g) and (h) and other applicable provisions of this Article 8.

8.2                               Insurance

. The Company shall at all times obtain and maintain directors’ and officers’ insurance, at its expense, to protect the Managing Member and each Officer of the Company, and the Company may maintain such insurance to protect itself and any Covered Person or other Member of the Company, in each case against any expense, liability or loss, whether or not the Company would have the power to indemnify any such Person against such expense, liability or loss under the Act.

ARTICLE 9

BOOKS AND ACCOUNTS

9.1                               Records

. To the extent required by the Act, the Company shall maintain or cause to be maintained complete and accurate records and books of account of the Company’s affairs at the principal office of the Company, including the Member Schedule.

9.2                               Tax Partnership

. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved by the Managing Member, neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

9.3                               Reserved

.

9.4                               Tax Returns and Other Elections

. The Members acknowledge that they intend for the Company to be treated, for federal, state, and municipal income tax purposes, as a partnership. The Company shall prepare, or cause the Accountant to prepare, all federal, state, and local income and other tax returns that the Company is required to file consistent with such intent and shall furnish a copy of each Member’s IRS Schedule K-1 and any other information that any Member reasonably requests relating thereto, as soon as practicable after the end of the Fiscal Year (and shall furnish quarterly estimated tax information sufficient to permit the Members to file federal and state tax returns). All elections permitted to be made by the Company under federal or state Laws shall be made by the Managing Member, including the following elections on the appropriate tax returns:

(a)                                 to adopt, as the Company’s Fiscal Year, the calendar year or such other Fiscal Year as the Tax Matters Member or Company Representative (as applicable) designates;

(b)                                 to adopt the accrual method of accounting unless the cash method of accounting is available and the Tax Matters Member or Company Representative (as applicable) designates the cash method of accounting for use by the Company;

(c)                                  if a distribution of the Company’s property as described in Code Section 734 occurs or a Transfer of Units as described in Code Section 743 occurs, the Managing Member may cause the Company to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(d)                                 to elect to amortize the organizational expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Code Section 709(b);

(e)                                  any election that would ensure that the Company will be treated as a partnership for Federal income tax purposes; and

(f)                                   any other election the Managing Member may deem appropriate and in the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law and no provision of this Agreement shall be construed to sanction or approve such an election, without the prior approval of the Managing Member.

9.5                               Bank Accounts

. All funds of the Company shall be deposited in its name in an account maintained in an insured, commercial financial institution, as determined by the Managing Member. The funds of the Company shall not be commingled with the funds of any other Person. Checks may be drawn on the Company’s account or accounts only for the purposes of the Company and shall be signed by the Managing Member or any Officer designated by the Managing Member as having authority to sign checks on behalf of the Company.

9.6                               Tax Matters Member

and Company Representative.

(a)                                 In General. The tax matters partner pursuant to Code Section 6231(a)(7) and the Company Representative pursuant to Code Section 6623(a) (as applicable) of the Company shall be a Member designated from time to time by the Managing

Member subject to replacement by the Managing Member. (Any Member who is designated as the tax matters partner is referred to herein as the “Tax Matters Member”). The initial Tax Matters Member and Company Representative (as applicable) will be CSL Energy Holdings I, LLC. The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Code Section 6231(a)(8). The Company Representative shall take such action as may be necessary to make the election set forth in Code Section 6226(a). The Members consent to the election set forth in Code Section 6226(a) and agree to take any action, and furnish the Company Representative with any information necessary to give effect to such election. The Tax Matters Member or Company Representative (as applicable) shall inform each other Member of all matters that may come to its attention in its capacity as Tax Matters Member or Company Representative (as applicable) by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b)                                 Prior Authorization Required. The Tax Matters Member or Company Representative (as applicable) shall take no action without the authorization of the Managing Member, other than any such action as may be required by Law. Any reasonable, documented cost or expense incurred by the Tax Matters Member or Company Representative (as applicable) in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c)                                  Settlement Agreements. The Tax Matters Member or Company Representative (as applicable) shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Managing Member. The Tax Matters Member or Company Representative (as applicable) shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (within the meaning of Code Section 6231(a)(3)) shall notify the other Members of any such settlement agreement and its terms within ninety (90) days from the date of the settlement.

(d)                                 Administrative Adjustments. No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Managing Member consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Section 6226 or Code Section 6228 or any other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(e)                                  Consent. No Member shall file a notice of inconsistent treatment under Code Section 6222(b) with respect to any Company items for any taxable year without first obtaining the consent of the Managing Member.

ARTICLE 10

DISSOLUTION AND WINDING UP

10.1                        Dissolution

.

(a)                                 Liquidation Events. Subject to Section 10.1(b), the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”) and no other event shall cause the Company’s dissolution:

(i)                                     the consent of the Managing Member and holders of a majority of the Class A-1 Units;

(ii)                                  at any time when there are no Members; and

(iii)                               entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)                                 Continuation Election. If the Liquidation Event described in Section 10.1(a)(ii) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a “Continuation Election”).

(c)                                  Exceptions. Except as otherwise provided in this Section 10.1, to the maximum extent permitted by the Act, the death, retirement, Resignation, expulsion, Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

10.2                        Winding-Up and Termination

. On the occurrence of a Liquidation Event, unless a Continuation Election is made, the Managing Member may select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Managing Member. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidator are as follows:

(a)                                 Proper Accounting. As promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by the Accountant of the Company’s assets, liabilities and operations.

(b)                                 Payment of Liabilities/Collection of Excess Tax Distributions.

(i)                                     The liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in any such amount and for any such term as the liquidator may reasonably determine).

(ii)                                  The liquidator shall send the notices required by the Act to the Company’s creditors and claimants and, in accordance with Section 5.4, the liquidator shall send written notice to the Members who received any excess tax distributions pursuant to Section 5.4 and collect those amounts, on an after-tax basis, on behalf of the Company.

(iii)                               the liquidator may sell any or all Company property with approval by the holders of a majority of the Class A-1 Units, including to Members, provided, that such sale to a Member or its Affiliates must be on an arm’s length basis under terms that are in the best interests of the Company and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5, and all proceeds of such sale shall be paid to satisfy the Company’s creditors or as provided in Section 10.2(b)(v) below;

(iv)                              with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(v)                                 Company property shall be distributed among the Members in accordance with Section 5.2, and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of the liquidation), it being agreed that no distributions under Section 5.4 shall occur in connection with a Liquidation Event or Drag-Along Transaction.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 10.2. The distribution of cash or property to the Members in accordance with the provisions of this Section 10.2 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Members of its Membership Interests (including Units) and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

10.3                        Certificate of Cancellation

. On completion of the distribution of Company assets as provided herein, the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.6, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1                        Notices

.

(a)                                 Writing Requirement. All notifications, notices, demands or requests provided for, or permitted to be given, pursuant to this Agreement must be in writing.

(b)                                 Form of Notice. All notifications, notices, demands and requests to be sent to the Company or to any Member shall be deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) regular mail; (ii) Federal Express or other comparable overnight courier with regular, daily service; (iii) hand delivery; (iv) electronic transmission; or (v) facsimile during normal business hours to the place of business of the recipient, addressed or faxed, as the case may be, to the Member as specified in the Member Schedule or the Company as specified in Exhibit B hereto or at such other physical address, electronic address or facsimile number as that Member or the Company may from time to time specify by written notice.

(c)                                  Timing of Notice. All notices, notifications, demands or requests so given shall be deemed given and received (i) if mailed, seven (7) days after being deposited in the mail; (ii) if sent via overnight courier, the next Business Day after the date marked for delivery; (iii) if hand delivered, the next Business Day after being hand delivered; (iv) if by electronic transmission, the next Business Day after being electronically transmitted; or (v) if by facsimile, the next Business Day after being faxed.

(d)                                 Change of Address. The parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses, and each shall have the right to specify as its address any other address by giving to the other parties at least thirty (30) days’ written notice thereof, in the manner prescribed in Section 11.1(b); provided, however, to be effective any such notice must be actually received (as evidenced by a return receipt).

11.2                        Amendment or Restatement; Power of Attorney

.

(a)                                 In General. Subject to Section 11.2(b), and except as otherwise specifically provided herein, this Agreement (including any Exhibit hereto) or the Certificate may only be amended, modified, supplemented or restated, and any provisions of this Agreement may only be waived, by approval of the holders of a majority of the Class A-1 Units and the Managing Member.

(b)                                 Exceptions. Notwithstanding anything to the contrary in this Section 11.2:

(i)                                     No amendment, supplement, modification or restatement of this Agreement or the Certificate shall (A) cause any Member to incur personal liability for obligations of the Company without such Member’s written consent and no Member shall be obligated to make any Capital Contributions without that Member’s prior written consent or (B) amend or restate or waive a Founder’s rights under Section 6.7 of this Agreement without the written consent of such Founder or, with respect to Members other than the Founders, amend or restate or waive such Member’s rights under Section 6.7 of this Agreement without the written consent of a majority of the outstanding Units of the affected Class.

(ii)                                  NO AMENDMENT TO THIS AGREEMENT MAY ADVERSELY AND DISPROPORTIONATELY AFFECT THE RIGHTS OF ANY MEMBER OR CLASS OF MEMBERS WITHOUT THE CONSENT OF THAT MEMBER OR A MAJORITY OF THE OUTSTANDING UNITS HELD BY SUCH CLASS OF MEMBERS, AS APPLICABLE. EACH MEMBER ACKNOWLEDGES THAT BY THE OPERATION OF THIS PARAGRAPH, THE RIGHTS OF SUCH MEMBER OR ITS UNITS MAY BE DIMINISHED OR ELIMINATED.

(c)                                  No Third Party Consent. Except as required by Law, no amendment, modification, supplement, discharge or waiver of or under this Agreement shall require the consent of any person not a party to this Agreement.

(d)                                 Attorney-in-Fact. Each Member irrevocably makes, constitutes and appoints the Managing Member as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) any amendment, modification, supplement, restatement or waiver of any provision of this Agreement that has been approved in accordance with this Agreement; (ii) all other instruments, certificates, filings or papers not inconsistent with the terms of this Agreement which may be necessary or advisable in the determination of the Managing Member to evidence an amendment, modification, supplement, restatement or waiver of, or relating to, this Agreement (including changes to the Exhibits); (iii) all instruments required or necessary to admit additional Members and Substitute Members to the Company and to issue additional Units or other Membership Interests (or securities convertible into or exercisable or exchangeable for Membership Interests) as provided in this Agreement; (iv) all instruments required or necessary to effect the Ranger Reorganization or as are otherwise required or necessary to facilitate a Public Offering or the Ranger IPO, in each case, in accordance with this Agreement; (v) all conveyances and other instruments or papers required or necessary, to effect the dissolution and termination of the Company pursuant to the provisions of this Agreement; and (vi) all other instruments or papers not inconsistent with the terms of this Agreement which may be required to give effect or carry out another provision of this Agreement, including the provisions of Sections 6.4 and 6.7, or which may be required by Law to be filed on behalf of the Company or required to permit the Company to become or continue to be a limited liability company in each jurisdiction where the Company may be doing business other than, with respect to the Founders, a release of claims pursuant to an employment relationship between the Company and such Founder.

(e)                                  Power of Attorney. With respect to each Member or Substitute Member, the foregoing power of attorney: (i) is coupled with an interest and given to secure a proprietary interest, shall be irrevocable and shall survive the incapacity or Bankruptcy of that Member; (ii) may be exercised by the Managing Member either by signing separately as attorney-in-fact for that Member or, after listing all of the Members, executing an instrument by a single signature of the Managing Member acting as attorney-in-fact for all of them; and (iii) shall survive the Transfer by that Member of all or any portion of the Units held by that Member; except that, where the Assignee of the whole of that Member’s interest has been approved in accordance with the terms hereof for admission to the Company as a Substitute Member, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Company to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect that substitution.

11.3                        Application of Delaware Law; Dallas County Venue

. This Agreement and the application or interpretation hereof, shall be governed exclusively by the Laws of the State of Delaware, and specifically the Act. The Members covenant and agree that the state courts located in Dallas County, Texas, or in a case involving diversity of citizenship or a federal question, the federal courts located in Dallas County, Texas shall have exclusive jurisdiction of any action or proceeding under this Agreement or related to the matters contemplated by this Agreement or any agreement entered into in connection therewith.

11.4                        Waiver of Certain Rights

. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

11.5                        Binding Effect

. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors, and assigns.

11.6                        No Third-Party Beneficiary

. Each of PubCo, RNGR and their respective successors and assigns is hereby granted third-party beneficiary status with respect to each Non-Compete Party’s obligations under

Section 7.8 and shall be entitled to enforce such obligations as if such Person were a party hereto. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the previous sentence and expressed provisions hereof relating to successors and assigns. No other Person has any rights, interest, or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise unless specifically provided in this Agreement.

11.7                        Sole and Absolute Discretion

. Except as otherwise provided in this Agreement, all actions that any Member may take and all determinations that any Member may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of that Member.

11.8                        Title to Company Property

. To the extent that Property is held in the name of a Member, the Property shall be deemed held by that Member as agent and nominee for and on behalf of the Company. Any other property acquired by or standing in the name of any Member shall be conclusively presumed not to be Property, unless an instrument in writing, signed by that Member, shall specify to the contrary.

11.9                        Severability

. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be legal, valid, and enforceable.

11.10                 Entire Agreement

. This Agreement and the Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement. The parties are relying on their own judgment in entering into this Agreement.

11.11                 Effect of Waiver or Consent

. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that

Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

11.12                 Limitation of Liability

. NOTWITHSTANDING ANYTHING IN ANY TRANSACTION DOCUMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE COMPANY NOR ANY COVERED PERSON SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH COVERED PERSON RELEASE EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.

11.13                 Further Assurances

. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

11.14                 Counterparts

. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

11.15                 Termination of Employment Arrangements

. Each Class B Member acknowledges and agrees that this Agreement, and the legal relationships created hereby, will not prevent the termination of any employment arrangement between such Class B Member and the Company or any of its Affiliates. Each Class B Member agrees that the termination by the Company or any of its Affiliates of any employment, consulting or independent contractor relationship with such Class B Member for any reason at any time will not be construed for any purpose to violate any duty or obligation of any other Member or the Managing Member under this Agreement.

11.16                 No Presumption

. Each party to this Agreement acknowledges that, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.17                 Directly or Indirectly

. Where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.

11.18                 Member Expenses

. [The Company will reimburse the reasonable direct out-of-pocket attorneys’ fees and other expenses incurred by the Members in preparing and negotiating this Agreement including but not limited to those costs incurred related to due diligence efforts. The Company will reimburse CSL Energy for reasonable direct costs and expenses (such as travel) incurred by CSL Energy on behalf of and for the benefit of the Company, including such costs and expenses associated with monitoring the performance of the Company and any costs and expenses associated with the secondment to the Company or its Subsidiaries of any employees of CSL Energy.]

11.19                 Accredited Investor

. Each Member executing this Agreement on the date hereof represents and warrants to the Company and each other Member that (a) if an Entity, it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation; (b) it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by and consents of the board of directors, managers, trustees, equity owners or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and (d) it (i) has been furnished with such information about the Company and the Units as that Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Units herein, (iii) has adequate means of providing for its current financial needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) the Units issued to such Member are being acquired and shall be held solely for investment purposes and not with a view to distribution and (vi) such Member is an Accredited Investor.

Remainder of Page Intentionally Left Blank.
Signature Pages To Follow.

The undersigned Managing Member of the Company does hereby approve the adoption of this Agreement as the limited liability company agreement of the Company as of the date first above written.

CSL ENERGY HOLDINGS I, LLC

By:
Name:
Title:

Signature Page to Torrent Energy Holdings II, LLC

Amended and Restated Limited Liability Company Agreement

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TORRENT ENERGY HOLDINGS II, LLC
(A Delaware Limited Liability Company)

EXHIBIT A

DEFINITIONS

“A-1 and B Agreed Distribution Allocations” has the meaning set forth in Section 5.2(d).

“Accountant” means the certified public accountant or firm of certified public accountants, if any, selected by the Managing Member to perform accounting functions on behalf of the Company.

“Accredited Investor” has the meaning ascribed to such term in the regulations promulgated under the Securities Act.

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time, and any successor to such Delaware Limited Liability Company Act.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and (b) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to that Member.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controls,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests or capital stock, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company as originally adopted and as amended from time to time.

“Adoption Agreement” means an agreement between the Company and a newly-admitted Member substantially in the form of Exhibit E or any other form approved by the Managing Member.

“Assignee” means a transferee of all or any portion of a Member’s or any other transferor’s Units that has not been admitted as a Member but has the right to allocations and distributions as provided in this Agreement and the Act for the Units owned or held by such Assignee but that has no voting or consent rights of a Member.

Exhibit A-1

“Available Cash” means all cash, revenues and funds received by the Company from Company operations, equity offerings or other transactions, less the sum of the following, to the extent paid or set aside by the Company:(a) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (b) all cash expenditures incurred in the operation of the Company’s business; and (c) such reserves as the Managing Member deems reasonably necessary for the proper operation of the Company’s business and satisfaction of the Company’s debts and obligations.

“Award Agreement” means each Class B Award Agreement entered into by and between the Company and each Person who provides services to the Company and/or its Affiliates in exchange for Class B Units.

“Bankruptcy” means, with respect to any Member, that Member’s taking or acquiescing in the taking of an action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar Law affecting the rights or remedies of creditors generally, as in effect from time to time.

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for federal income tax purposes, except as follows:

(a)                                 The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as reasonably determined by the Managing Member in good faith as of the date of such contribution.

(b)                                 The Book Values of all properties shall be adjusted to equal their respective fair market values as reasonably determined by the Managing Member in good faith in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option or warrant in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, however, adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines in good faith that any such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options or warrants are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Book Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

Exhibit A-2

(c)                                  The Book Value of property distributed to a Member shall be the fair market value of such property as reasonably determined by the Managing Member in good faith as of the date of such distribution.

(d)                                 The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Profits and Losses or Section 5.7(b)(vii); provided, however, Book Value shall not be adjusted pursuant to this clause (d) to the extent the Managing Member reasonably determines in good faith that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

“Business” means (a) renting equipment and provisions of services to upstream operators and producers of hydrocarbons and midstream processors and transporters of hydrocarbons relating to mobile skid-mounted mechanical refrigeration units, natural gas liquids stabilizer units, natural gas liquids storage tanks, and glycol dehydration units for natural gas liquids recovery and storage, emission reduction for flare gas, hydrocarbon dew point control, and fuel gas conditioning, (b) renting equipment and provisions of services for well-site electricity generation, and (c) any other businesses the Company may undertake with the approval of the Managing Member.

“Business Day” means a day other than a Saturday, Sunday, or a holiday on which national banking associations in the State of New York are authorized by Law to close.

“Call Closing” has the meaning set forth in Section 6.7(e).

“Called Interest” means the Class B Units subject to the call provisions of Section 6.7.

“Call Notice Date” has the meaning set forth in Section 6.7(d).

“Called Purchase Price” has the meaning set forth in Section 6.7(e).

“Capital Account” has the meaning set forth in Section 5.10(a).

“Capital Contribution” means with respect to any Member, the amount of cash and the Book Value of any property (other than money) contributed to the Company by that Member; provided that the Capital Contribution with respect to any property contributed to the Company in connection with the Ranger Reorganization shall equal the Capital Contribution (as defined under the TES Holdings I LLC Agreement) attributable to such Member’s corresponding interests held in TES Holdings I prior to the Ranger Reorganization. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of that Member’s predecessors in interest.

“Capital Return Account” means, with respect to each Investor Member, at any time, the amount equal to (a) the aggregate Capital Contributions made by that Investor Member, minus

Exhibit A-3

(b) the aggregate distributions made to that Investor Member prior to or at such time pursuant to Section 5.2.

“Cause” has the meaning provided in such Member’s Employment Agreement with the Company, if any, or in the absence of such an agreement, “Cause” means:

(a)                                 such Member’s failure or refusal to perform substantially all of his material duties, responsibilities, and obligations (other than a failure resulting from such Member’s Disability), as determined in good faith by the Managing Member;

(b)                                 such Member’s failure or refusal to implement, perform, or adhere to reasonable policies, directives, or orders of the Chief Executive Officer of the Company, if any, or the Managing Member as determined in good faith by the Chief Executive Officer or the Managing Member, as applicable;

(c)                                  any act by such Member involving gross misconduct or malfeasance in performance of such Member’s duties, as determined in good faith by the Chief Executive Officer of the Company, if any, or the Managing Member;

(d)                                 any act involving fraud, misrepresentation, theft, embezzlement, dishonesty, or moral turpitude (“Fraud”), as determined in good faith by the Chief Executive Officer of the Company, if any, or the Managing Member;

(e)                                  conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved, or which is a misdemeanor in the jurisdiction involved but which involves Fraud;

(f)                                   a material breach of this Agreement, any employment agreement, or any non-competition, non-solicitation, non-interference or confidentiality agreement by such Member, including, without limitation, any breach of the non-competition, non-solicitation, non-recruitment, or confidentiality provisions of this Agreement; or

(g)                                  such Member’s gross negligence in discharging any material part of his duties or obligations, as determined in good faith by the Chief Executive Officer of the Company, if any, or the Managing Member.

“Certificate” has the meaning set forth in the Recitals.

“Class A-1 Interests” has the meaning set forth in Section 3.4(a).

“Class A-1 Member” means any Member owning Class A-1 Units as set forth on the Member Schedule.

“Class A-1 Percentage Interest” means for each Class A-1 Member a percentage determined by dividing the number of outstanding Class A-1 Units held by such Class A-1 Member by the number of outstanding Class A-1 Units held by all Class A-1 Members.

Exhibit A-4

“Class A-1 Unit” has the meaning set forth in Section 3.4(a) and means those Units designated as Class A-1 Units on issuance by the Company and set forth on the Member Schedule.

“Class B Interests” has the meaning set forth in Section 3.4(a).

“Class B Member” means any Member (a) receiving Class B Units pursuant to Sections 3.3 and 3.4 or (b) otherwise holding Class B Units as set forth on the Member Schedule.

“Class B Percentage Interest” means for each Class B Member a percentage determined by dividing the number of outstanding Class B Units held by such Class B Member by the number of outstanding Class B Units held by all Class B Members.

“Class B Units” has the meaning set forth in Section 3.4(a) and further means those Units designated as “Class B Units” on issuance by the Company, which shall be specifically designated at the time of such issuance as being a “profits interest” for federal income tax purposes. Except as otherwise required by applicable Law or this Agreement, the Class B Units shall have no voting or approval rights.

“Class D Interests” has the meaning set forth in Section 3.4(a).

“Class D Member” means any Member owning Class D Units as set forth on the Member Schedule.

“Class D Payout” has the meaning set forth in Section 5.2(c).

“Class D Percentage Interest” means for each Class D Member a percentage determined by dividing the number of outstanding Class D Units held by such Class D Member by the number of outstanding Class D Units held by all Class D Members.

“Class D Unit” has the meaning set forth in Section 3.4(a) and means those Units designated as Class D Units on issuance by the Company and set forth on the Member Schedule.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Company” means Torrent Energy Holdings II, LLC, the Delaware limited liability company established by filing the Certificate with the Secretary of State of Delaware.

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member from the Company, its Subsidiaries, the Ranger IPO Entities or any of their respective representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by that Member; (b) was or becomes available to that Member on a non-confidential basis prior to disclosure to the Member by the Company, its Subsidiaries or any of their respective representatives; (c) was or becomes lawfully available to the Member on a non-confidential basis from sources other than the Company, its Subsidiaries or

Exhibit A-5

any of their respective representatives, provided, however, that such Member does not know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information; or (d) is independently developed by that Member without the use of any such information received under this Agreement.

“Continuation Election” has the meaning set forth in Section 10.1(b).

“Covered Person” means each current and former (a) (i)  Member and each of their respective Affiliates, officers, directors, liquidators, partners, stockholders, managers, members and employees (ii)  Managing Member (in such Person’s capacity as the Managing Member); or (iii) Officer (solely in that Person’s capacity as an Officer), in each case whether or not that Person continues to have the applicable status referred to above; and (b) each Person not identified in clause (a) of this definition who is a director, officer or employee of any Subsidiary who the Managing Member designates as a Covered Person.

“CSL Energy” means Offshore Fund I and CSL Capital Management, LLC, a Delaware limited liability company, together with their respective Affiliates other than the Company, in each case solely with respect to any and all periods during which such Person is a Member of, or an Affiliate of a Member of, the Company.

“Depreciation” means, for each taxable year (or other period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such taxable period, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable period shall be the amount of book basis recovered for such taxable period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2); and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such taxable period bears to such beginning adjusted tax basis; provided, however, if the adjusted tax basis of any property at the beginning of such taxable period is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managing Member.

“Disability” means, with respect to any Member, the physical or mental inability, with reasonable accommodation, to perform in all material respects such Member’s duties based upon an examination and determination of a physician (medical doctor licensed to practice medicine in the State of Texas) reasonably acceptable to the Managing Member, which physical or mental inability or impairment has continued for more than one hundred eighty (180) consecutive days, and is expected by the physician to continue indefinitely. Such Member shall be considered to have a Disability (a) if he is determined to be totally disabled by the Social Security Administration, or (b) if he is determined to be disabled under a long-term disability plan and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.

Exhibit A-6

“Dissociated Member” has the meaning set forth in Section 3.12.

“Dissociation Notice” has the meaning set forth in Section 6.8(c)(ii).

“Dissolution Notice” has the meaning set forth in Section 6.8(b).

“Drag-Along Transaction” means any of the following: (a) any consolidation, conversion, merger or other business combination involving the Company in which all of the Membership Interests are exchanged for or converted into cash, securities of a corporation or other business organization or other property, other than a Public Offering; (b) a sale or transfer of all or substantially all of the assets of the Company to be followed promptly by a liquidation of the Company or a distribution to the Members of all or substantially all of the net proceeds of such Transfer after payment or other satisfaction of liabilities and other obligations of the Company; or (c) the Transfer of all of the outstanding Membership Interests in a single transaction or a series of related transactions, excluding any Transfers made pursuant to Section 6.2, Section 6.7 or Section 6.8.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Employee” means an individual who is employed by or otherwise provides services to the Company, its Subsidiaries, RES Holdings I or any of its subsidiaries or any of the Ranger IPO Entities.

“Entity” means any joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association, or other incorporated or unincorporated entity.

“Equity Interest” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event; and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Fair Market Value” has the meaning set forth in Section 6.7(e).

“Family Entity” means, for any Person, any Entity in which, at the applicable time, each Equity Interest therein is one hundred percent (100%) owned by that Person and/or one or more Persons who are Family Members or Family Trusts of that Person.

“Family Member” means, for any Person, any spouse, ancestor, or descendant (by consanguinity or adoption) of that Person or any sibling of such Person or such sibling’s spouse or descendants at the time in question.

“Family Trust” means, for any Person, a trust the primary beneficiaries of which are that Person and/or one or more Family Members of that Person.

Exhibit A-7

“Fiscal Period” means the period beginning on either the date hereof or the first day following the last day of the immediately preceding Fiscal Period, as the case may be, and ending on the earliest of (a) the last day of each Fiscal Year; (b) the date on which the Company liquidates; and (c) any other date determined by the Managing Member.

“Fiscal Year” means the Company’s fiscal year, which shall begin on January 1st and end on December 31st.

“Founder” means Lance Perryman, Chris Czuppon and Mike Chiste.

“Good Reason” has the meaning provided in an applicable Member’s employment agreement with the Company, if any, or in the absence of such an agreement, “Good Reason” means:

(a)                                 a material diminution in such Member’s base salary;

(b)                                 requiring such Member to perform his or her duties at a principal location which is more than 25 miles from the location where such Member performs services for the Company.

(c)                                  a material reduction in such Member’s functions, duties, title or responsibilities; or

(d)                                 material breach by the Company of any material provision of the LLC Agreement, any employment agreement or Award Agreement entered into between the Company and such Member.

“Hurdle Amount” means, with respect to each Class B Unit held by a Member, an amount equal to the sum of the amount, determined by the Managing Member on the date that such Class B Unit is issued that would be distributed to the Members pursuant to Section 5.2 if the Company were deemed to wind up pursuant to Section 10.2 (including the deemed sale of assets for their fair market value, the payment of all debts, liabilities and obligations of the Company) and the net assets of the Company distributed as provided therein. The Hurdle Amount shall not change after the date of issuance of any Class B Unit. The Hurdle Amount for each Class B Unit held by a Member shall be set forth on the Member Schedule.

“Initiating Member” has the meaning set forth in Section 6.4(a).

Exhibit A-8

“Investor Members” means (a) the holders of Class A-1 Units and/or Class D Units; and (b) any other Person who becomes a Member after the date hereof and is designated an “Investor Member” by the Managing Member.

“IRS” means the Internal Revenue Service.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.

“Liquidation Event” has the meaning set forth in Section 10.1(a).

“Managing Member” has the meaning set forth in Section 7.1.

“Master Reorganization Agreement” means the master reorganization agreement, substantially in the form filed as Exhibit 2.1 to PubCo’s registration statement on Form S-1 (No. 333-218139), by and among the Company, Ranger Energy Holdings, LLC, a Delaware limited liability company, PubCo, RNGR, and each other signatory thereto, together with any changes approved by the Board.

“Maximum Tax Liability” means, for each Member, the product of (a) an amount determined by the Managing Member (on an actual or estimated basis) for that Member for a completed Fiscal Period, as the case may be, equal to the sum of the portion of the Company’s net income allocated or to be allocated and guaranteed payments made or to be made to that Member for federal, state or local income tax purposes for such Fiscal Period multiplied by (b) an assumed tax rate equal to the maximum combined federal, state and local marginal income tax rate applicable to such Member, taking into account the deductibility of state and local income taxes. In addition, in determining the Maximum Tax Liability for any Member, net taxable losses allocated to that Member for a Fiscal Year shall be deducted from net taxable income allocated to that Member in a later Fiscal Year.

“Member” means each Person designated as a member on the Member Schedule, any successor or successors to all or any part of any such Person’s Membership Interest, or any other Person admitted as a member of the Company pursuant to this Agreement, each in the capacity as a member of the Company.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Member Schedule” has the meaning set forth in Section 3.1.

Exhibit A-9

“Membership Interest” means, with respect to any Member at any time, the entire equity interest (or “limited liability company interest” as that term is used in the Act) of a Member in the Company and all rights and liabilities associated therewith, including that Member’s Units.

“Member-Seller” shall mean a Member to which the call provisions of Section 6.7 are applicable, together with such Member’s heirs, estate, legal representatives, successors, Assignees and Permitted Transferees.

“Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(d).

“Non-Competition Period” has the meaning set forth in Section 7.8(b).

“Nonrecourse Deduction” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1), as computed under Treasury Regulations Section 1.704-2(c).

“Officers” has the meaning set forth in Section 7.4.

“Offshore Fund I” has the meaning set forth in the Recitals.

“Permitted Activities” means for any Member who is an Employee of the Company or its Subsidiaries, the meaning given such term in such Member’s Award Agreement or employment agreement with the Company, on a Member by Member basis, if any.

“Permitted Transferee” means, with respect to any Member who (a) is an individual, any (i) Family Member of that Member; (ii) any Family Trust of that Member; and (iii) any Family Entity of that Member, provided that the individual Member retains the right to control the voting rights of the Membership Interests following any such Transfer (prior to death); or (b) is an Entity, any partner, member, stockholder, other equityholder, Affiliate or legal successor of that Member. Without limiting the foregoing, a “Permitted Transferee” of any Member also includes the Company and any Class A-1 Member or any of such Member’s Affiliates.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of that Person where the context so admits.

“Preferred Return Account” means, with respect to each Class A-1 Member, as of any relevant date, the amount equal to (a) that Class A-1 Member’s cumulative Preferred Return Amount, minus (b) the aggregate distributions to that Investor Member pursuant to Section 5.2.

“Preferred Return Amount” means, with respect to each Class A-1 Member, a return on the Capital Return Account of such Class A-1 Member computed like interest at the rate per Fiscal Year equal to eight percent (8%) cumulative and compounded annually (prorated for any partial Fiscal Year) on each Class A-1 Member’s Capital Return Account.

“Prior Agreement” has the meaning set forth in the Recitals.

“Profits” or “Losses” means, for each taxable year (or other period), an amount equal to the Company’s taxable income or loss for such taxable period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be

Exhibit A-10

stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)                                 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c)                                  In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)                                 Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)                                  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable period;

(f)                                   To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)                                  Any items that are allocated pursuant to the Regulatory Allocations shall not be taken into account in computing Profits and Losses.

“Property” means all of the assets of the Company.

“Pro Rata” means the ratio determined by dividing the Units of Members to whom a particular provision of this Agreement is stated to apply by the aggregate of the Units of all Members to whom that provision is stated to apply.

“PubCo” has the meaning set forth in the Recitals.

Exhibit A-11

“Public Offering” means the initial sale of common stock or other equity securities of the Company or its successor pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8, Form S-4 or any successor forms) or other applicable legislation, regulation or rules in any applicable jurisdiction that results in the initial public sale thereof and the listing or admission to trading thereof on a Recognized Stock Exchange.

“Ranger IPO” has the meaning set forth in the Recitals.

“Ranger IPO Entities” means PubCo, RNGR, and each of their respective direct or indirect subsidiaries, successors or assigns; provided, however, that such Persons shall only be Ranger IPO Entities beginning immediately prior to the first public issuance of shares of PubCo’s Class A common stock in connection with the Ranger IPO.

“Ranger Reorganization” has the meaning set forth in the Recitals.

“Recognized Stock Exchange” means the New York Stock Exchange, the NASDAQ stock market or any comparable stock exchange reasonably acceptable to the Managing Member.

“Regulatory Allocations” has the meaning set forth in Section 5.7(c).

“Released Party” has the meaning set forth in Section 7.6.

“Representative” means (a) with respect to any Member, that Member’s attorneys, accountants, tax advisors, consultants, financial advisors and other professionals but only to the extent necessary to provide services to that Member for purposes that are not competitive with the Company’s business; and (b) with respect to any Investor Member, any of their affiliated private equity funds, their respective investors, general partners, management companies, rating agencies, financial institutions, placement agents and investment banking firms.

“Resign,” including the correlative term “Resignation,” means the resignation, withdrawal or retirement of a Member from the Company. Such term shall not include any Transfer of Units, even though the Member making a Transfer may cease to be a Member as a result of such Transfer.

“Restricted Area” means (a) the following shale areas: Bakken Shale region, Permian Basin region, Eagle Ford Shale region, Niobrara Shale region, Monterey Shale region, Utica Shale region and Mississippi Line region, and (b) a 100-mile radius of any other area in or for which (i) the Company performs services or (ii) the Company took substantial steps to begin operations while the applicable Member owned Membership Interests.

“RNGR” means RNGR Energy Services, LLC, a Delaware limited liability company.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Special Purchase Notice” has the meaning set forth in Section 6.8(d)(i).

Exhibit A-12

“Special Purchase Right” has the meaning set forth in Sections 6.8(a) and 6.8(c)(i).

“Spousal Agreement” has the meaning set forth in Section 3.10.

“Subsidiary” means (a) any corporation or other entity a majority of the common stock (or similar equity securities) of which having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company or (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner. For the avoidance of doubt, in no event shall the Ranger IPO Entities constitute a Subsidiary of the Company.

“Substitute Member” has the meaning set forth in Section 6.11.

“Tax Matters Member” has the meaning set forth in Section 9.6(a).

“TES Carried Interest Holders” has the meaning set forth in the Recitals.

“TES Holdings I” has the meaning set forth in the Recitals.

“TES Holdings I LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of TES Holdings I dated as of May 17, 2016, as amended or amended and restated.

“Third Party” means, with respect to any Member, any other Person (whether or not another Member) that is not a Permitted Transferee.

“Transaction Documents” means the Certificate, this Agreement, the certificates of formations, limited liability company agreements or other charter documents of any Subsidiary, the Award Agreements and any employment agreements with Officers of the Company.

“Transfer,” including the correlative terms “Transferring” or “Transferred”, means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of Law), of Units (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units are transferred or shifted to another Person; provided, however, any forfeiture of Class B Units pursuant to Section 3.5(c), shall not be deemed a Transfer; and provided further, however, that a forfeiture of Units pursuant to this Agreement or any Award Agreement shall not be deemed to be a Transfer of such Units requiring compliance with Article 6 hereof.

“Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Exhibit A-13

“Units” means units of economic interest with all rights and liabilities associated therewith, at any particular time, including, without limitation, rights to distributions (liquidating or otherwise) and allocations as set forth in this Agreement. The Units consist of the Class A-1 Units, the Class B Units and the Class D Units.

Exhibit A-14

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TORRENT ENERGY HOLDINGS II, LLC
(A Delaware Limited Liability Company)

EXHIBIT B

PRINCIPAL OFFICE, REGISTERED AGENT, REGISTERED OFFICE AND THE MANAGING MEMBER

1.              COMPANY INFORMATION:

Name of Company:	Torrent Energy Holdings II, LLC

Address, Telephone and Facsimile Number of Company:	1304 Langham Creek Drive, Suite 212,
Houston, Texas 77084
Telephone: 214-758-0301

Registered Agent and Registered Office:	The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801

Tax Matters Member:	CSL Energy Holdings I, LLC

2.              MANAGING MEMBER:

Name of Managing Member	Address, Telephone Number, Facsimile Number and Email Address

CSL Energy Holdings I, LLC	811 Main Street, Suite 4275
Houston, TX 77002
Attention: [•]
Telephone: [•]
Facsimile: [•]
Email: [•]

Exhibit B-1

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TORRENT ENERGY HOLDINGS II, LLC
(A Delaware limited liability company)

EXHIBIT C

SPOUSE’S AGREEMENT

Reference is made to that certain Amended and Restated Limited Liability Company Agreement of Torrent Energy Holdings II, LLC (the “Agreement”). In consideration of the terms of the Agreement, in consideration of the Company allowing the undersigned Member to become a Member of the Company, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned shall be bound by the terms of the Agreement as though parties thereto.

Executed as of                  , 2017.

MEMBER:

Name:

SPOUSE OF MEMBER:

Name:

Exhibit C-2

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TORRENT ENERGY HOLDINGS II, LLC
(A Delaware Limited Liability Company)

EXHIBIT D

FORM OF ASSIGNMENT

Pursuant to that certain Amended and Restated Limited Liability Company Agreement dated as of [•], 2017, as amended (the “LLC Agreement”), of Torrent Energy Holdings II, LLC, a Delaware limited liability company (the “Company”), the undersigned hereby sells, assigns and transfers unto                                                  ,                        (      ) Class           Units of the Company (the “Units”) standing in the undersigned’s name on the books of said Company, and does hereby irrevocably constitute and appoint the Managing Member (as defined in the LLC Agreement) of the Company as attorney-in-fact, with full power of substitution, to transfer said Units on the books of said Company.

Dated:

Name of Member

By:
Signature

Name:
Name of Signatory

Title:

Exhibit D-1

EXHIBIT E

ADOPTION AGREEMENT

This Adoption Agreement is executed by the undersigned pursuant to the Amended and Restated Limited Liability Company Agreement of Torrent Energy Holdings II, LLC (the “Company”), dated as of [•], 2017, as amended, restated or supplemented from time to time in accordance with its terms, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”).  By the execution of this Adoption Agreement, the undersigned agree as follows:

1.             Acknowledgment.  The undersigned acknowledge that the undersigned designated as “Permitted Transferee” is acquiring [•] Units of the Company as a [Class A-1/Class B/Class D] Member from the undersigned designated as “Transferring Member”, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time.  Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2.             Agreement.  The undersigned Permitted Transferee hereby joins in, and agrees to be bound by, subject to, and enjoy the benefit of the applicable rights and obligations set forth in, the Agreement (including the Exhibits thereto), with the same force and effect as if the Permitted Transferee were originally a party thereto.

3.             Notice.  Any notice required or permitted by the Agreement shall be given to the undersigned Permitted Transferee at the address listed below.

4.             Representations and Warranties.  The undersigned represent and warrant to the Company that the Permitted Transferee is a “Permitted Transferee” as such term is defined in the Agreement and that the transfer of Units from the Transferring Member to the Permitted Transferee is being conducted and consummated in compliance with applicable federal and state securities laws and the applicable provisions of the Agreement.

5.             Additional Representations, Warranties and Covenants for Family Entities and Family Trusts.(1) The undersigned hereby represent and warrant that (i) one hundred percent (100%) of the equity of the Permitted Transferee is owned by the Transferring Member or [his/her] Family Members free and clear of all liens, (ii) the Permitted Transferee has no indebtedness and (iii) the Permitted Transferee is a [type of entity] established by the Transferring Member to own certain assets for estate-planning purposes.  The Permitted Transferee agrees that, without the prior consent of the Managing Member, the Permitted Transferee shall not (and shall not permit any of the Permitted Transferee’s equityholders to) issue, sell, assign, transfer, exchange, mortgage, pledge, grant a security interest in or dispose of any equity or voting interests in the Permitted Transferee to any Person who is not a Family Member of Transferring Member or otherwise cause the Permitted Transferee to be under control of any Person who is not a Family Member of the Transferring Member.  The Permitted Transferee hereby irrevocably grants the Transferring Member the power, right and authority to act on behalf of and in the name of the Permitted Transferee, for the purposes of the Agreement,

(1)           This Section 5 is to be used in the event a transfer is made by a Member to a Family Entity or Family Trust.

Exhibit E-1

including the power to vote, execute documents, attend meetings, vote as a [Class A-1 Member/Class B Member /Class D Member], grant consent, and perform any other actions that may be required of the undersigned, pursuant to the terms of the Agreement.

Exhibit E-2

EXECUTED AND DATED on this            day of                                          , 20          .

TRANSFERRING MEMBER:

[Name]

PERMITTED TRANSFEREE:

[Name]

Notice Address:

Facsimile:

Exhibit E-3